Exhibit 99.1

Item 6.	Selected Financial Data

Iridium Communications Inc.

The following selected historical financial data for the years ended December 31, 2009, 2008, and for the period from November 2, 2007 (inception) to December 31, 2007 was derived from Iridium Communications Inc. audited financial statements. The selected financial data below should be read in conjunction with Iridium Communications Inc.’s financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Form 8-K. The selected financial data is historical data for Iridium Communications Inc. on a stand-alone basis and is not necessarily indicative of future results of operations.

Statement of Operations Data: (a)	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Period from November 2, 2007 (Inception) to December 31, 2007
	(In thousands, except per share amounts)
Revenue:
Services:
Government	$19,159	$—	$—
Commercial	39,537	—	—
Subscriber equipment	17,293	—	—

Total revenue	$75,989	$—	$—
Total operating expenses	$89,164	$2,592	$4

Operating loss	$(13,175)	$(2,592)	$(4)
Net (loss) income	$(44,386)	$1,656	$(4)

Weighted average shares outstanding – basic and diluted	53,964	43,268	11,500
(Loss) earnings per share – basic and diluted	$(0.82)	$0.04	$(0.00)

	As of December 31,
Balance Sheet Data:	2009	2008	2007
	(In thousands)
Total current assets	$221,064	$143	$184
Total assets	827,301	403,150	500
Total long term obligations	110,896	—	—
Common stock, subject to possible conversion (11,999,999 shares at conversion value)	—	119,988	—
Total stockholders’ equity (b)	627,474	270,263	21

	For the Year Ended December 31,
Other Data	2009	2008	2007
	(In thousands)
Cash provided by (used in):
Operating activities	$23,168	$2,086	$—
Investing activities	354,537	(401,838)	—
Financing activities	(230,656)	399,697	184

(a)	The year ended December 31, 2009 reflects the results of post-Acquisition activities for the three months ended December 31, 2009 and a $34.1 million change in the fair value of warrants due to our determination that the exchange agreements entered into with the holders of 26.8 million warrants were derivative instruments. We conducted no material operating activities for the year ended December 31, 2008 or the period from November 2, 2007 (inception) to December 31, 2007.
(b)	We have not declared or paid cash dividends on our common stock.

Iridium Holdings LLC – Predecessor Company

The following selected historical financial data for the period from January 1, 2009 to September 29, 2009 and the years ended December 31, 2008 and 2007 was derived from Iridium Holdings’ audited financial statements included elsewhere in this Form 8-K. The information for the years ended December 31, 2006 and 2005 was derived from Iridium Holdings’ audited financial statements that are not included in this Form 8-K. The selected financial data below should be read in conjunction with Iridium Holdings’ financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Form 8-K. The selected financial data is historical data for Iridium Holdings on a stand-alone basis and is not necessarily indicative of future results of operations.

Statement of Operations Data: (a)	For the Period from January 1, 2009 to September 29, 2009	For the Year Ended December 31,
		2008	2007	2006	2005
	(In thousands, except per unit amounts)
Revenue:
Government services	$56,039	$67,759	$57,850	$50,807	$48,347
Commercial services	120,706	133,247	101,172	77,661	60,690
Subscriber equipment	66,206	119,938	101,879	83,944	78,663

Total revenue	242,951	320,944	260,901	212,412	187,700

Operating expenses:
Cost of subscriber equipment sales	33,265	67,570	62,439	60,068	62,802
Cost of services (exclusive of depreciation and amortization)	58,978	69,882	63,614	60,685	56,909
Selling, general and administrative	44,505	55,105	46,350	33,468	30,135
Research and development	17,432	32,774	13,944	4,419	4,334
Depreciation and amortization	10,850	12,535	11,380	8,541	7,722
Transaction costs	12,478	7,959	—	—	—
Satellite system development refund	—	—	—	—	(14,000)

Total operating expenses	177,508	245,825	197,727	167,181	147,902

Operating profit	65,443	75,119	63,174	45,231	39,798

Other (expense) income:
Interest expense, net of capitalized interest	(12,829)	(21,094)	(21,771)	(15,179)	(5,106)
Interest expense recovered	—	—	—	—	2,526
Interest and other income	670	(146)	2,370	1,762	2,377

Total other (expense) income, net	(12,159)	(21,240)	(19,401)	(13,417)	(203)

Net income	$53,284	$53,879	$43,773	$31,814	$39,595

Net income attributable to Class A Units	$36,143	$36,456	$30,826	$22,692	$28,642
Weighted average Class A Units outstanding – basic	1,084	1,084	1,084	840	609
Weighted average Class A Units outstanding – diluted	1,168	1,098	1,084	840	609
Earnings per unit – basic	$33.34	$33.63	$28.44	$27.02	$47.02
Earnings per unit – diluted	$31.75	$33.40	$28.44	$27.02	$47.02

	As of December 31,
Balance Sheet Data:	2008	2007	2006	2005
	(In thousands)
Total current assets	$101,355	$80,342	$84,035	$65,385
Total assets	190,569	167,581	161,525	129,397
Total long term obligations (b)	155,845	178,324	208,225	53,848
Total members’ deficit	(62,230)	(78,447)	(121,189)	(57,262)

Other Data:	For the Period	For the Year Ended December 31,
	from January 1, 2009 to September 29, 2009	2008	2007	2006	2005
	(In thousands)
Cash provided by (used in):
Operating activities	$64,230	$61,438	$36,560	$39,499	$30,742
Investing activities	(7,698)	(13,913)	(19,787)	(9,467)	(9,661)
Financing activities	(23,327)	(44,820)	(26,526)	(8,032)	(18,887)

(a)	Iridium does not have a full year of operations in 2009 since the Acquisition closed on September 29, 2009. Beginning on January 1, 2006, Iridium measured the cost of employee services received in exchange for an award of equity units based on the fair value of the award at the date of grant. Iridium previously used the intrinsic method to measure employee share-based compensation. Under the intrinsic value method, compensation expense for the equity units was recorded only if on the date of grant, the fair value of the underlying equity units exceeded the exercise price.
(b)	Long-term obligations are presented net of an unamortized discount associated with a commitment fee to Motorola in connection with the TSA. The balance of the unamortized discount was $1.3 million at December 31, 2008, $1.8 million at December 31, 2007, $2.3 million at December 31, 2006 and $2.7 million at December 31, 2005.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion along with our consolidated financial statements and the consolidated financial statements of Iridium Holdings LLC (our predecessor entity) included in this Form 8-K.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development or otherwise are not statements of historical fact. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements. The important factors discussed under the caption “Risk Factors,” presented above, could cause actual results to differ materially from those indicated by forward-looking statements made herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Background and Recent Events

We were formed as GHL Acquisition Corp., a special purpose acquisition company, on November 2, 2007, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination. We closed an initial public offering of our common stock on February 21, 2008. All of our activity from November 2, 2007 (inception) through February 21, 2008 related to our formation and initial public offering. From February 21, 2008 through September 29, 2009, our activities were limited to identifying prospective target businesses to acquire and complete a business combination, and we were considered to be in the development stage.

On September 29, 2009, we acquired, directly and indirectly, all the outstanding equity of Iridium Holdings LLC, or Iridium Holdings. We refer to this transaction as the Acquisition. Iridium Holdings and its two principal subsidiaries, Iridium Satellite LLC, or Iridium Satellite, and Iridium Constellation LLC, or Iridium Constellation, were formed under the laws of Delaware in 2000 and were organized as limited liability companies pursuant to the Delaware Limited Liability Company Act. We refer to Iridium Holdings, together with its direct and indirect subsidiaries, as Iridium. On December 11, 2000, Iridium acquired satellite communication assets from Iridium LLC, a non-affiliated debtor in possession, pursuant to an asset purchase agreement. Iridium and its affiliates held, and following the Acquisition we hold, various licenses and authorizations from the FCC and from international regulatory bodies that permit us to conduct our business, including the operation of our satellite constellation.

Pursuant to the terms of the Acquisition, we purchased all of the outstanding equity of Iridium Holdings. Total consideration included 29.4 million shares of our common stock and $102.6 million in cash, which included a requirement to make a payment of $25.5 million in cash to some of the former members of Iridium Holdings for tax benefits we received. This requirement was satisfied with payments subsequently made in December 2009 and January 2010. Upon closing of the Acquisition, we changed our name from GHL Acquisition Corp. to Iridium Communications Inc.

We accounted for our business combination with Iridium Holdings as a purchase business combination and recorded all assets acquired and liabilities assumed at their respective Acquisition-date fair values pursuant to accounting guidance that was effective at the time. Pursuant to this guidance, we were deemed the legal and accounting acquirer and Iridium Holdings the legal and accounting acquiree. Iridium is considered our predecessor and, accordingly, its historical financial statements are deemed to be our predecessor financial statements. Iridium’s historical financial statements are included in this Form 8-K but are presented separately from our financial statements.

For the purposes of presenting consolidated financial statements as of and for the year ended December 31, 2009, we determined that the results of Iridium’s operations for the one day period from the closing of the Acquisition to September 30, 2009 were not material. Accordingly, our consolidated statements of operations and cash flows for the year ended December 31, 2009 include the results of our pre-Acquisition operations for the nine months ended September 30, 2009 and our post-Acquisition operations for the three months ended December 31, 2009. All significant intercompany accounts and transactions have been eliminated in consolidation.

Overview

Following the Acquisition, we are now engaged primarily in providing mobile voice and data communications services using a constellation of orbiting satellites. We are the second largest provider of satellite-based mobile voice and data communications services, and the only provider of mobile satellite communications services offering 100% global coverage. Our satellite network provides communications services to regions of the world where existing wireless or wireline networks do not exist or are impaired, including extremely remote or rural land areas, airways, open-ocean, the polar regions and regions where the telecommunications infrastructure has been affected by political conflicts or natural disasters.

We offer voice and data communications services to businesses, the U.S. and foreign governments, non-governmental organizations and consumers using our constellation of in-orbit satellites and related ground infrastructure, including a primary commercial gateway. We utilize an interlinked, mesh architecture to route traffic across the satellite constellation using radio frequency crosslinks. This unique architecture minimizes the need for ground facilities to support the constellation, which facilitates the global reach of our services and allows us to offer services in countries and regions where we have no physical presence.

We sell our products and services to commercial end-users exclusively through a wholesale distribution network, encompassing approximately 65 service providers, 130 value-added resellers, or VARs, and 45 value-added manufacturers, who either sell directly to the end-user or indirectly through other service providers, VARs or dealers. These distributors often integrate our products and services with other complementary hardware and software and have developed a broad suite of applications for our products and services targeting specific vertical markets.

At December 31, 2009, we had approximately 369,000 subscribers worldwide (7.2% were machine-to-machine, or M2M, data subscribers who elected to suspend their accounts and as a result were not generating any fees at such time), which represented a 15.3% increase over December 31, 2008. We have a diverse customer base, including end-users in the following vertical markets: land-based handset; maritime; aviation; M2M; and government.

We expect our future revenue growth rates will be slower than our historical growth rates and we expect future growth will be affected by the current economic slowdown, increased competition, gradual maturation of the satellite communications industry and the difficulty in sustaining high growth rates as we increase in size.

Our business plan calls for the development of Iridium NEXT, the development of new product and service offerings, upgrades to our current services, hardware and software upgrades to maintain our ground infrastructure and upgrades to our business systems. We estimate the aggregate costs associated with the design, build and launch of Iridium NEXT and related infrastructure upgrades will be approximately $2.7 billion although we have not yet entered into definitive agreements for these activities and our actual cost could substantially exceed this estimate. We expect to fund a substantial portion of these costs from internally generated cash flows, including revenues from secondary payloads and warrant proceeds. We expect to finance the remaining cost by raising additional debt or equity financing. However, there can be no assurance that our internally generated cash flows will meet our expectations or that we will be able to obtain sufficient external capital to fund Iridium NEXT and implement other elements of our business plan, due to increased costs, lower revenues or inability to obtain additional financing. Among other factors leading to this uncertainty, some of the warrants whose proceeds we expect to use to fund a portion of Iridium NEXT are currently “under water,” meaning they have an exercise price per share that is significantly higher than the current price at which our common stock is trading. In addition, none of the warrants are callable by us until such time as our stock trades at a per share price greater than $14.25 for our $7.00 warrants or $18.00 for our

$11.50 warrants for an extended period of time. As of March 12, 2010, the closing price of our common stock was $8.22 per share. Unless our stock price increases significantly, we would not expect the under-water warrants to be exercised and we will not be able to call any of the warrants. If we do not obtain such funds from internally generated cash flows, or from the net proceeds of future debt or equity financings, our ability to maintain our network, design, build and launch Iridium NEXT and related ground infrastructure, products and services, and pursue additional growth opportunities will be impaired.

The recent global economic crisis and related tightening of credit markets has also made it more difficult and expensive to raise capital. Our ability to obtain additional capital to finance Iridium NEXT and related ground infrastructure, products and services, and other capital requirements may be adversely impacted by the continuation of these market conditions. We have engaged Goldman, Sachs & Co. as our lead global advisor to help secure the funding necessary to design, build and launch Iridium NEXT, although we cannot assure you that we will have access to sources of financing on reasonable terms, or at all. If we are unable to obtain sufficient financing on acceptable terms, we may not be able to fully implement our business plan as currently projected, if at all, which would significantly limit the development of our business and impair our ability to provide a commercially acceptable level of service.

The impact of adding the fair value of Iridium’s assets and liabilities to our balance sheet has resulted in a significant increase in the carrying value of our assets and liabilities. Because we estimated the fair value of the acquired assets and liabilities, we may revise those estimates through a measurement period ending September 29, 2010, the first anniversary of the Acquisition, if better information becomes available to us. When comparing our results of operations to that of our predecessor, Iridium, the impact of the acquisition accounting on the carrying value of inventory, property and equipment, intangible assets and accruals, increased by approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively compared to Iridium’s balance sheet as of September 29, 2009. Similarly, Iridium’s deferred revenue decreased by $7.4 million. As a result of accounting adjustments related to the Acquisition, our cost of subscriber equipment sales will increase in 2010 as compared to those costs and expenses of Iridium in prior periods and the decrease in the carrying value of deferred revenue will result in a decrease in revenue in 2010. In addition, the increase in accruals will result in a reduction in cost of services (exclusive of depreciation and amortization) during 2010 and future periods. The increase in property and equipment and intangible assets will result in an increase to depreciation and amortization expense during 2010 and future periods.

Material Trends and Uncertainties

Iridium’s industry and customer base has historically grown as a result of:

•	demand for remote and reliable mobile communications services;

•	increased demand for communications services by the Department of Defense, or DoD, disaster and relief agencies and emergency first responders;

•	a broad and expanding wholesale distribution network with access to diverse and geographically dispersed niche markets;

•	a growing number of new products and services and related applications;

•	improved data transmission speeds for mobile satellite service offerings;

•	regulatory mandates requiring the use of mobile satellite services, particularly among maritime end-users;

•	a general reduction in prices of mobile satellite services equipment; and

•	geographic market expansion through the receipt of licenses in additional countries.

Nonetheless, as we continue the Iridium business, we face a number of challenges and uncertainties, including:

•

our ability to obtain capital and external funding to meet our future capital requirements on acceptable terms or at all, including, in particular, the funding for developing Iridium NEXT and related ground infrastructure, products and services;

•	our ability to maintain the health, capacity, control and level of service of our satellite network during transition to Iridium NEXT;

•	changes in general economic, business and industry conditions;

•	our reliance on a single primary gateway and a primary satellite network operations center;

•	the competition from other mobile satellite service providers and, to a lesser extent, from the expansion of terrestrial based cellular phone systems and related pricing pressures;

•	our ability to maintain our relationship with U.S. government customers, particularly the DoD;

•	rapid and significant technological changes in the telecommunications industry;

•	reliance on our wholesale distribution network to market and sell our products, services and applications effectively; and

•	our ability to successfully resolve a dispute with Motorola, Inc., or Motorola, regarding fees they have alleged that we owe to them and to license the required intellectual property for Iridium NEXT.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations and those of Iridium, as our predecessor, is based upon our consolidated financial statements and those of Iridium, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The preparation of these financial statements requires the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates including those related to revenue recognition, useful lives of property and equipment, long-lived assets, goodwill and other intangible assets, inventory, income taxes, stock-based compensation and other estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The accounting policies we believe to be most critical to understanding our financial results and condition and those of Iridium, as our predecessor, and that require complex and subjective management judgments are discussed below. Refer to the notes to our consolidated financial statements and those of Iridium for a full discussion of these significant accounting policies.

Revenue Recognition

Iridium derived, and we now derive, our revenue primarily as a wholesaler of satellite communications products and services. The primary types of revenue include (i) services revenue (access and usage-based airtime fees) and (ii) subscriber equipment revenue. Additionally, we generate revenue by providing engineering and support services to commercial and government customers.

Wholesaler of satellite communications products and services

Pursuant to wholesale agreements, we sell products and services to service providers who, in turn, sell the products and services to other distributors or directly to the end-users. Generally, we recognize revenue when services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed or determinable, and collection is probable, as follows:

Contracts with multiple elements

At times, we sell subscriber equipment through multi-element contracts that bundle subscriber equipment with airtime services. When we sell subscriber equipment and airtime services in bundled arrangements that include guaranteed minimum orders and we determine that we have separate units of accounting, we allocate the bundled contract price among the various contract deliverables based on each deliverable’s relative fair value. We determine vendor specific objective evidence of fair value by assessing sales prices of subscriber equipment and airtime services when they are sold to customers on a stand-alone basis.

Services revenue sold on a stand-alone basis

We generate services revenue from our service providers through usage of our satellite system and through fixed monthly access fees per user charged to service providers. We recognize revenue for usage when the usage occurs. We recognize revenue for fixed-per-user access fees ratably over the period in which the services are provided to the end-user. We recognize revenue from prepaid services when usage occurs or, if not used, when the customer’s right to access the unused prepaid services expires. We do not offer refund privileges for unused prepaid services. Deferred prepaid services revenue and access fees are typically earned and recognized as income within one year of customer prepayment. Based on historical information for prepaid scratch card services that do not have an initial expiration date, we record breakage associated with prepaid scratch card account balances for which the likelihood of redemption is remote, which is generally determined after 36 months from issuance.

Subscriber equipment sold on a stand-alone basis

We recognize subscriber equipment sales and the related costs when title to the equipment (and the risks and rewards of ownership) passes to the customer, typically upon shipment.

Services and subscriber equipment sold to the U.S. government

We provide airtime to U.S. government subscribers through (i) fixed monthly fees on a per user basis for unlimited voice services, (ii) fixed monthly fees per user for unlimited paging services and (iii) a tiered pricing plan (based on usage) per device, for data services. We recognize revenue related to these services ratably over the periods in which the services are provided and we expense the related costs as incurred. The U.S. government purchases its equipment from third-party service providers and not directly from us.

Government engineering and support services

We provide maintenance services to the U.S. government’s dedicated gateway in Hawaii. We recognize this revenue ratably over the periods in which the services are provided. We expense costs as incurred.

Other government and commercial engineering and support services

We also provide certain engineering services to assist customers in developing new technologies for use on our satellite system. We recognize the revenue associated with these services when the services are rendered, typically on a percentage of completion method of accounting based on our estimate of total costs expected to complete the contract, and we expense related costs as incurred. We recognize revenue on cost-plus-fixed-fee contracts to the extent of estimated costs incurred plus the applicable fees earned. We consider fixed fees under cost-plus-fixed-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract.

Accounting for Stock-Based Compensation

We account for stock-based compensation at fair value; accordingly, we expense the estimated fair value of stock-based awards made in exchange for employee services over the requisite employee service period. We determine stock-based compensation cost at the grant date using the Black-Scholes option pricing model. We recognize the value of the award that is ultimately expected to vest as expense on a straight-line basis over the employee’s requisite service period and that expense is classified in the statement of operations in a manner consistent with the statement of operations’ classification of the employee’s salaries and other compensation.

Business Combinations

We account for business combinations using the acquisition method of accounting. Under the acquisition method of accounting, we record all assets acquired and liabilities assumed at their respective acquisition-date fair value. We expense all acquisition-related costs as incurred.

Income Taxes

We account for income taxes using the asset and liability approach, which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax basis of our assets and liabilities. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. We also recognize a tax benefit from uncertain tax positions only if it is “more likely than not” that the position is sustainable based on its technical merits. Our policy is to recognize interest and penalties on uncertain tax positions as a component of income tax expense.

Recoverability of Long-Lived Assets

We assess the impairment of long-lived assets when indicators of impairment are present. We measure recoverability of assets by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. Any impairment loss would be measured as the excess of the assets’ carrying amount over their fair value. Fair value is based on market prices where available, an estimate of market value or various valuation techniques.

Goodwill and Other Intangible Assets

Goodwill

Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. We perform impairment testing for goodwill annually or more frequently if indicators of potential impairment exist. If the fair value of goodwill were to be less than the carrying amount of goodwill, we would recognize an impairment loss.

Intangible Assets Not Subject to Amortization

A significant portion of our intangible assets are our spectrum and licenses, and trade names which are indefinite-lived intangible assets. We reevaluate the useful life determination for these assets each reporting period to determine whether events and circumstances continue to support an indefinite useful life. We test indefinite-lived intangible assets for potential impairment annually or more frequently if indicators of impairment exist. If the fair value of the indefinite-lived asset is less than the carrying amount, an impairment loss is recognized.

Intangible Assets Subject to Amortization

We amortize our intangible assets that do have finite lives, which consist of primarily customer relationships, both government and commercial, core developed technology and software, over their useful lives and we review them for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, we would test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount, that is, if the asset is not recoverable, we would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. We reevaluate the useful lives for these intangible assets each reporting period to determine whether events and circumstances warrant a revision in their remaining useful lives.

Stock Purchase Warrants

We account for stock purchase warrants as equity securities unless, based on the underlying terms of the stock warrant purchase agreement, the warrants are determined to be derivative instruments. At December 31, 2009, all outstanding warrants were classified within stockholders’ equity.

Comparison of Our Results of Operations for the Years Ended December 31, 2009 and 2008

For the periods prior to the Acquisition, we did not engage in any significant operations or generate any revenues from operations. For the year ended December 31, 2009, we had $76.0 million of revenue, which is entirely attributable to the three months of operations after the Acquisition. We expect revenue to increase significantly in 2010 as we will have a full year of operations. See “Comparison of Combined Results of Operations” for additional analysis.

Total operating expenses increased to $89.2 million for the year ended December 31, 2009 from $2.6 million for the year ended December 31, 2008. This increase was primarily related to the three months of operations after the Acquisition and an increase in transaction costs primarily due to legal and advisory fees associated with the Acquisition.

Other expense changed to $32.9 million in the year ended December 31, 2009 from $5.6 million of other income in the year ended December 31, 2008. This change was primarily due to our determination that the exchange agreements entered into with the holders of 26.8 million warrants were derivative instruments and the change in fair value of these warrants was $34.1 million, along with a decrease in other income as a result of lower prevailing interest rates available on our cash, cash equivalents and short-term investment balances.

We had an income tax benefit of $1.7 million for the year ended December 31, 2009 compared to an income tax provision of $1.4 million for the year ended December 31, 2008. In 2009, we had current tax expenses primarily driven by the non-deductibility of the change in fair value of warrants and non-deductible transaction costs offset by a favorable change in the deferred tax balances due to the change in basis as a result of the Acquisition. The effective tax rate for the year ended December 31, 2009 was 3.59% compared to 45.02% in the equivalent period in 2008 due to the non-deductibility of certain transaction costs and the change in fair value for the derivative instruments associated with the warrant exchange and repurchase agreements. We do not expect the effective tax rate to continue at this level as the non-deductible items related to the warrant exchange agreements and the transaction costs are not expected to have a future impact.

Comparison of Our Results of Operations for the Year Ended December 31, 2008 and the Period from November 2, 2007 (Inception) to December 31, 2007

Net income for the year ended December 31, 2008 was $1.7 million compared to a net loss of approximately $4,000 for the period from November 2, 2007 (inception) to December 31, 2007. Operations in 2007 were limited to minimal administrative costs, compared to 2008, which consisted of approximately $5.6 million of interest income primarily from the trust account offset by approximately $2.1 million of transaction fees related to due diligence work incurred in conjunction with our proposed business combination, as well as selling, general and administrative expenses of $0.5 million and a provision for income taxes of approximately $1.4 million.

Comparison of Combined Results of Operations for the Year Ended December 31, 2009 and Iridium’s Results of Operations for the Year Ended December 31, 2008

For comparison purposes, we have included the following discussion of our operating results and those of Iridium on a combined basis for the year ended December 31, 2009. This presentation is intended to facilitate the evaluation and understanding of the financial performance of our business on a year-to-year basis. Management believes this presentation is useful in providing the users of our financial information with an understanding of our results of operations because there were no material changes to the operations or customer relationships of Iridium as a result of the Acquisition. The combined presentation is a simple mathematical addition of the pre-Acquisition results of operations of Iridium for the period from January 1, 2009 to September, 29 2009 and our results of operations for the year ended December 31, 2009. We had no material operating activities from the date of formation of GHL Acquisition Corp. until the Acquisition. Accordingly, we are comparing the 2009 combined results to Iridium’s results of operations for the year ended December 31, 2008. There are no other adjustments made in the combined presentation.

	Iridium Communications Inc. Year Ended December 31, 2009 As Reported	Iridium Period from January 1, 2009 to September 29, 2009 As Reported	Combined Year Ended December 31, 2009	Iridium Year Ended December 31, 2008 As Reported	% Change
	(In thousands)
Revenue:
Services:
Government	$19,159	$56,039	$75,198	$67,759	11.0%
Commercial	39,537	120,706	160,243	133,247	20.3%
Subscriber equipment	17,293	66,206	83,499	119,938	(30.4)%

Total revenue	75,989	242,951	318,940	320,944	(0.6)%

Operating expenses:
Cost of subscriber equipment sales	18,657	33,265	51,922	67,570	(23.2)%
Cost of services (exclusive of depreciation and amortization)	18,965	58,978	77,943	69,882	11.5%
Research and development	5,974	17,432	23,406	32,774	(28.6)%
Depreciation and amortization	22,376	10,850	33,226	12,535	165.1%
Selling, general and administrative	17,029	44,505	61,534	55,105	11.7%
Transaction costs	6,163	12,478	18,641	7,959	134.2%

Total operating expenses	89,164	177,508	266,672	245,825	8.5%

Operating (loss) profit	(13,175)	65,443	52,268	75,119	(30.4)%

Other (expense) income:
Change in fair value of warrants	(34,117)	—	(34,117)	—	NM
Interest expense, net of capitalized interest	(51)	(12,829)	(12,880)	(21,094)	(38.9)%
Interest income and other income (expense), net	1,303	670	1,973	(146)	NM

Total other (expense) income	(32,865)	(12,159)	(45,024)	(21,240)	112.0%

Earnings (loss) before (benefit) provision for taxes	(46,040)	53,284	7,244	53,879	(86.6)%

Income tax (benefit) provision	(1,654)	—	(1,654)	—	NM

Net (loss) income	$(44,386)	$53,284	$8,898	$53,879	(83.5)%

NM = Not Meaningful

Revenue

Total revenue decreased by less than 1.0% to $318.9 million on a combined basis for the year ended December 31, 2009 from $320.9 million for the year ended December 31, 2008, due principally to a significant decrease in sales of subscriber equipment, offset by increased sales of commercial and government services. Total subscribers increased by approximately 15.3% during the year ended December 31, 2009 to approximately 369,000 compared to an increase of approximately 36.6% during the year ended December 31, 2008. Subscriber growth slowed in the year ended December 31, 2009 as compared to the year ended December 31, 2008, primarily due to the economic environment.

Government Services Revenue

Government services revenue increased by 11.0% to $75.2 million on a combined basis for the year ended December 31, 2009 from $67.8 million for the year ended December 31, 2008, primarily as a result of an overall increase in work performed under engineering and support services contracts in 2009. In addition, voice services revenue increased primarily due to the full year impact of price increases implemented in April 2008, and an increase in M2M data revenue driven primarily by subscriber growth. The number of voice subscribers remained constant from 2008 to 2009, because the increase in handset subscribers was offset by a decrease in paging subscribers and voice average revenue per unit, or ARPU, increased by $5 to $150 in 2009 from $145 in 2008 primarily due to an increase in the monthly access fee. M2M data ARPU increased by $5 to $21 in 2009 from $16 in 2008 primarily due to a mix change in our tiered pricing data plans. We expect government revenue to be slightly lower in 2010 as compared to 2009 as engineering and support services contract work is expected to decrease in 2010 as work curtails. Also, future growth in voice and M2M data subscribers and revenue may be negatively affected by changes in U.S. defense spending and usage under our agreement with the U.S. government, which accounts for a majority of our government services revenue and is subject to annual renewals.

	Government Services
	Combined Year Ended December 31, 2009			Iridium Year Ended December 31, 2008			Year over Year Change
	(Revenue in millions and subscribers in thousands)
	Revenue	Subscribers(1)	ARPU(2)	Revenue	Subscribers(1)	ARPU(2)	Revenue	Subscribers	ARPU
Voice	$53.0	29.4	$150	$52.2	29.4	$145	$0.8	—	$5
M2M data	0.8	4.1	21	0.3	1.9	16	0.5	2.2	5
Engineering and support	21.4	—		15.3	—		6.1	—

Total	$75.2	33.5		$67.8	31.3		$7.4	2.2

(1)	Subscriber numbers shown are at the end of the respective period.
(2)	ARPU is calculated by dividing revenue in the respective period by the average of the number of subscribers at the beginning of the period and the number of subscribers at the end of the period and then dividing the result by the number of months in the period.

Commercial Services Revenue

Commercial services revenue increased by 20.3% to $160.2 million on a combined basis for the year ended December 31, 2009 from $133.2 million for the year ended December 31, 2008, due principally to growth in commercial voice service subscribers and a $5 increase per user in monthly access fees in January 2009. M2M data revenue growth was driven principally by evolving applications developed by several of our distributors, and an increase in the subscriber base slightly offset by a decline in usage related to the expiration of a special customer promotion in 2008. M2M data ARPU decreased by $2 to $16 in 2009 from $18 in 2008, primarily due to an increase in our suspended accounts in 2009, which did not have corresponding revenue.

In addition, we have a significant number of active M2M data subscribers who subscribe through a VAR who is currently substantially behind on payment. If we choose to terminate our relationship with this VAR for non-payment, there is no guarantee that these end-user subscribers, with whom we do not have a direct relationship, will migrate to another of our service providers or VARs to purchase our products and services. Although we do not expect that such a termination would have a material impact on our financial results of operations, it would dramatically decrease our subscriber growth rate.

	Commercial Services
	Combined Year Ended December 31, 2009			Iridium Year Ended December 31, 2008			Year over Year Change
	(Revenue in millions and subscribers in thousands)
	Revenue	Subscribers(1)	ARPU(2)	Revenue	Subscribers(1)	ARPU(2)	Revenue	Subscribers	ARPU
Voice	$143.1	238.4	$52	$121.2	217.6	$52	$21.9	20.8	$—
M2M data(3)	16.5	96.9	16	11.3	71.0	18	5.2	25.9	(2)
Other	0.6	—		0.7	—		(0.1)	—

	Commercial Services
	Combined Year Ended December 31, 2009			Iridium Year Ended December 31, 2008			Year over Year Change
	(Revenue in millions and subscribers in thousands)
	Revenue	Subscribers(1)	ARPU(2)	Revenue	Subscribers(1)	ARPU(2)	Revenue	Subscribers	ARPU
Total	$160.2	335.3		$133.2	288.6		$27.0	46.7

(1)	Subscriber numbers shown are at the end of the respective period.
(2)	ARPU is calculated by dividing revenue in the respective period by the average of the number of subscribers at the beginning of the period and the number of subscribers at the end of the period and then dividing the result by the number of months in the period.
(3)	26.6 subscribers at December 31, 2009 and 12.0 subscribers at December 31, 2008 were M2M data subscribers who elected to suspend their accounts and as a result were not generating any fees at such time.

Subscriber Equipment Revenue

Subscriber equipment sales decreased by 30.4% to $83.5 million on a combined basis for the year ended December 31, 2009 from $119.9 million for the year ended December 31, 2008. Decreased subscriber equipment sales were primarily due to lower volumes driven largely by reduced demand for satellite equipment caused by the current economic downturn and customer defections from a competitor in 2008. In addition, we have decreased unit prices in response to competitive pressures and also to incent future growth in services revenue. Equipment volume could continue to be affected by increased competitive pressure and the economy in the near term. Subscriber equipment sales to the U.S. government through a non-government distributor may be negatively affected by significant changes in U.S. defense spending and usage under our agreements with the U.S. government, which are subject to annual renewals.

Operating Expenses

Total operating expenses increased by 8.5% to $266.7 million on a combined basis for the year ended December 31, 2009 from $245.8 million for the year ended December 31, 2008. This increase was due primarily to increased depreciation and amortization, increased cost of services (exclusive of depreciation and amortization) and increased transaction costs incurred to complete the Acquisition, offset by lower cost of subscriber equipment due to a decrease in sales and lower research and development expenses.

Cost of Subscriber Equipment Sales

Cost of subscriber equipment sales generally includes the direct costs of equipment sold which are manufacturing costs, allocation of overhead, warranty costs and royalties paid for the subscriber equipment intellectual property.

Cost of subscriber equipment sales decreased by 23.2% to $51.9 million on a combined basis for the year ended December 31, 2009 from $67.5 million for the year ended December 31, 2008 due to a decrease in sales of subscriber equipment and lower manufacturing costs, partially offset by an $8.9 million increase related to higher inventory values due to the Acquisition. Equipment volume could continue to be impacted by increased competitive pressure and the economy in the near term or changes in U.S. defense spending.

Cost of Services (exclusive of depreciation and amortization)

Cost of services (exclusive of depreciation and amortization) generally includes the cost of network engineering and operations staff and subcontractors, software maintenance, product support services and cost of services for government engineering and support revenue.

Cost of services (exclusive of depreciation and amortization) increased by 11.5% to $77.9 million on a combined basis for the year ended December 31, 2009 from $69.9 million for the year ended December 31, 2008, primarily due to increased engineering and support services related to government revenues, along with increased operations and maintenance expenses from annual price escalations in the long-term operations and maintenance agreement, or the O&M Agreement, between Iridium Constellation and the Boeing Company, or Boeing. We expect cost of services to slightly decrease in 2010 as our level of effort under government engineering and support services contracts decreases as work curtails.

Research and Development

Research and development expenses decreased by 28.6% to $23.4 million on a combined basis for the year ended December 31, 2009 from $32.8 million for the year ended December 31, 2008, primarily as a result of a significant decrease in expenses related to our L-Band Transceiver project and Iridium NEXT, and reduced spending on Iridium OpenPort, the development of which was completed in 2008. These decreases were partially offset by increases in expenses related to government handset upgrade projects and future gateway upgrade projects.

Depreciation and Amortization

Depreciation and amortization expenses increased by 165.1% to $33.2 million on a combined basis for the year ended December 31, 2009 from $12.5 million for the year ended December 31, 2008, primarily due to a $18.7 million increase to depreciation and amortization due to increased asset values related to acquisition accounting, and additional depreciation associated with new assets placed in service, primarily equipment and software for our satellite network operations center, gateway and corporate systems. We expect depreciation and amortization expense in 2010 to continue to be at levels significantly higher than in 2009 primarily due to higher asset values as a result of the Acquisition.

Selling, General and Administrative

Selling, general and administrative expenses generally include sales and marketing costs as well as legal, finance, information technology, facilities, billing and customer care expenses.

Selling, general and administrative expenses increased by 11.7% to $61.5 million on a combined basis for the year ended December 31, 2009 from $55.1 million for the year ended December 31, 2008 primarily due to accelerated vesting of employee share-based awards as a result of the Acquisition, an increase in bad debt expense, higher licensing and regulatory fees, and non-Acquisition legal fees, partially offset by decrease in travel expenses and consulting fees.

Transaction Costs

Transaction costs related to the Acquisition increased by 134.2% to $18.6 million on a combined basis for the year ended December 31, 2009 from $8.0 million for the year ended December 31, 2008. This increase was due to increased legal, accounting, and advisory fees for Iridium prior to the Acquisition.

Other (Expense) Income

Change in Fair Value of Warrants

Change in fair value of warrants was $34.1 million for the year ended December 31, 2009 on a combined basis and was $0 for the year ended December 31, 2008. We determined that the exchange agreements entered into with the holders of warrants to purchase an aggregate of 26.8 million shares of our common stock were derivative instruments and the change in fair value of these warrants between the offer date and exchange date was recorded in 2009. We do not expect a change in future periods as these agreements have been settled.

Interest Expense, Net of Capitalized Interest

Interest expense decreased by 38.9% to $12.9 million on a combined basis for the year ended December 31, 2009 from $21.1 million for the year ended December 31, 2008. This decrease resulted from lower prevailing interest rates on the credit facilities and a lower outstanding balance on Iridium’s debt as mandatory prepayments on the credit facilities were made in the fourth quarter of 2008 and the second quarter of 2009 pursuant to the amendment of the credit facilities agreement, which was paid off on September 30, 2009. If we are successful in obtaining third party debt financing to support a portion of our development of Iridium NEXT, our interest expense in 2010 could be significantly higher than in 2009.

Interest Income and Other Income (Expense), net

Interest income and other income (expense), net increased by $2.1 million to $2.0 million on a combined basis for the year ended December 31, 2009 from $(0.1) million for the year ended December 31, 2008. This increase was primarily due to a reduction in the impact of foreign currency exchange transaction costs.

Income Tax Benefit

Prior to the completion of the Acquisition, Iridium was a limited liability company treated as a partnership for income tax purposes; therefore, the members were subject to income taxation and Iridium did not have any income tax benefit or provision for the period from January 1, 2009 to September 29, 2009 and for the year ended December 31, 2008. For the year ended December 31, 2009, we had an income tax benefit of $1.7 million. In 2009, we had current tax expenses primarily driven by the non-deductibility of the change in the fair value of warrants and non-deductible transaction costs offset by a favorable change in the deferred tax balances due to the change in basis as a result of the Acquisition.

Comparison of Iridium’s Results of Operations for the Years Ended December 31, 2008 and 2007

For comparison purposes, we have included a discussion of the operating results of Iridium (the predecessor entity) for the years ended December 31, 2008 and 2007. Management believes this presentation facilitates the evaluation and understanding of the results of Iridium’s operations since our company conducted no material operating activities from the date of its formation as GHL Acquisition Corp. until the Acquisition.

Revenue

Total revenue increased by $60.0 million, or approximately 23.0%, to $320.9 million for the year ended December 31, 2008 from $260.9 million for the year ended December 31, 2007, due principally to growth in total subscribers, increased commercial services revenue, increased subscriber equipment sales and increased contract revenue from the DoD as well as the renewal of its service agreements with the U.S. government and related fee increases. Total subscribers increased 36.6% from approximately 234,000 at December 31, 2007 to approximately 320,000 at December 31, 2008.

Government Services Revenue

Government services revenue increased by 17.3% to $67.8 million for the year ended December 31, 2008 from $57.8 million for the year ended December 31, 2007. This growth was driven primarily by an increase in engineering and support services revenue relating to several research and development agreements with the iGPS contract and other U.S. government agencies, including secondary payload research studies. The remaining growth was attributable to a 5.0% increase in user fees and higher gateway maintenance revenue as provided in Iridium’s agreements with the U.S. government, which became effective April 1, 2008.

	Government Services
	Iridium Year Ended December 31, 2008			Iridium Year Ended December 31, 2007			Year over Year Change
	(Revenue in millions and subscribers in thousands)
	Revenue	Subscribers(1)	ARPU(2)	Revenue	Subscribers(1)	ARPU(2)	Revenue	Subscribers	ARPU
Voice	$52.2	29.4	$145	$48.6	30.7	$137	$3.6	(1.3)	$8
M2M data	0.3	1.9	16	0.1	1.0	25	0.2	0.9	(9)
Engineering and support	15.3	—		9.1	—		6.2	—

Total	$67.8	31.3		$57.8	31.7		$10.0	(0.4)

(1)	Subscriber numbers shown are at the end of the respective period.
(2)	ARPU is calculated by dividing revenue in the respective period by the average of the number of subscribers at the beginning of the period and the number of subscribers at the end of the period and then dividing the result by the number of months in the period.

Commercial Services Revenue

Commercial services revenue increased by 31.6% to $133.2 million for the year ended December 31, 2008 from $101.2 million for the year ended December 31, 2007, due principally to growth in subscribers and associated usage and access fees resulting from increased overall demand for both voice and M2M data services as well as customer defections from a competitor.

	Commercial Services
	Iridium Year Ended December 31, 2008			Iridium Year Ended December 31, 2007			Year over Year Change
	(Revenue in millions and subscribers in thousands)
	Revenue	Subscribers(1)	ARPU(2)	Revenue	Subscribers(1)	ARPU(2)	Revenue	Subscribers	ARPU
Voice	$121.2	217.6	$52	$95.0	169.8	$52	$26.2	47.8	$—
M2M data(3)	11.3	71.0	18	5.5	32.7	21	5.8	38.3	(3)
Other	0.7	—		0.7	—		—	—

Total	$133.2	288.6		$101.2	202.5		$32.0	86.1

(1)	Subscriber numbers shown are at the end of the respective period.

(2)	ARPU is calculated by dividing revenue in the respective period by the average of the number of subscribers at the beginning of the period and the number of subscribers at the end of the period and then dividing the result by the number of months in the period.
(3)	12.0 subscribers at December 31, 2008 and 4.4 subscribers at December 31, 2007 were M2M data subscribers who elected to suspend their accounts and as a result were not generating any fees at such time.

Subscriber Equipment Sales

Subscriber equipment sales increased by 17.7% to $119.9 million for the year ended December 31, 2008 from $101.9 million for the year ended December 31, 2007. Increased subscriber equipment sales were driven principally by subscriber growth and the related increase in sales of Iridium’s satellite handsets and Iridium 9601 data modem. Although the proportion of satellite handset sales relative to sales of Iridium’s other lower priced devices decreased during the period, sales of Iridium’s higher priced handsets grew in absolute terms, contributing significantly to growth in its revenue from subscriber equipment sales. Until the introduction of its Iridium OpenPort terminals, Iridium’s satellite handsets had been its highest priced devices.

Operating Expenses

Total operating expenses increased by 24.3% to $245.8 million for the year ended December 31, 2008 from $197.7 million for the year ended December 31, 2007. This increase was due primarily to increased costs of sales resulting from a growth in sales of Iridium’s voice and data devices as well as increased research and development expenses related to the development of new subscriber equipment and services and Iridium NEXT. Total operating expenses for the period also increased as a result of higher selling, general and administrative expenses resulting from increased personnel expenses from growth in total employees resulting from its expansion and higher transaction costs as Iridium worked towards completing the Acquisition.

Cost of Subscriber Equipment Sales

Cost of subscriber equipment sales increased by 8.3% to $67.6 million for the year ended December 31, 2008 from $62.4 million for the year ended December 31, 2007, primarily as a result of subscriber growth and the related increase in sales of Iridium’s voice and data devices, particularly its satellite handsets. Iridium’s handsets have the highest production costs of all its devices, except for Iridium OpenPort. This increase in costs of sales was offset by a decrease in the cost of recognizing previously deferred subscriber equipment sales of $8.4 million, or approximately 71.2%, to $3.4 million for the period ended December 31, 2008, from $11.8 million in 2007. Effective January 1, 2005, equipment sales and related costs are recognized when equipment title passes to the customer.

Cost of Services (exclusive of depreciation and amortization)

Cost of services (exclusive of depreciation and amortization) expenses increased by 9.9% to $69.9 million for the year ended December 31, 2008 from $63.6 million for the year ended December 31, 2007, primarily as a result of increased maintenance expenses with respect to Iridium’s satellite network due to the annual price escalation clause in the O&M Agreement, higher fees for software licensing and maintenance, increased expenses related to engineering and support services related to the iGPS contract, and an increase in variable network costs, including termination costs.

Depreciation and Amortization

Depreciation and amortization expenses increased by 9.6% to $12.5 million for the year ended December 31, 2008 from $11.4 million for the year ended December 31, 2007, primarily as a result of additional depreciation associated with new equipment placed in service, including a new satellite earth station facility in Norway and equipment for Iridium’s satellite network operations center and gateway.

Research and Development

Research and development expenses increased by 134.3% to $32.8 million for the year ended December 31, 2008 from $14.0 million for the year ended December 31, 2007, primarily as a result of increased expenses related to investments in new subscriber equipment and services, including Iridium’s next generation satellite handset, L-Band transceiver and short burst data modem and Iridium OpenPort, as well as the development of Iridium NEXT.

Selling, General and Administrative

Selling, general and administrative expenses increased by 19.0% to $55.1 million for the year ended December 31, 2008 from $46.3 million for the year ended December 31, 2007, primarily as a result of higher legal, regulatory and accounting expenses in 2008 resulting from Iridium’s increased personnel and other administrative expenses related to growth and pursuit of expansion opportunities.

Transaction Costs

Transaction costs were $7.9 million for the year ended December 31, 2008. Transaction costs primarily include legal, accounting and consulting fees. There were no such costs for the year ended December 31, 2007.

Other (Expense) Income

Interest Expense, Net of Capitalized Interest

Interest expense decreased by 3.2% to $21.1 million for the year ended December 31, 2008 from $21.8 million for the year ended December 31, 2007. This decrease resulted from lower outstanding balances on Iridium’s first and second lien credit agreements.

Interest Income and Other Income (Expense), net

Interest and other income decreased by 104.2% to ($0.1) million for the year ended December 31, 2008 from $2.4 million for the year ended December 31, 2007. This decrease was due to lower interest income resulting from a decrease in the interest earned on Iridium’s cash and cash equivalents and short term investments offset by increased foreign currency transaction losses.

Liquidity and Capital Resources

Our principal sources of liquidity are existing cash and internally generated cash flow. Our principal liquidity requirements are to meet capital expenditure needs, including the development of Iridium NEXT, working capital, and research and development.

We believe that our sources of liquidity will provide sufficient funds for us to meet our liquidity requirements for 2010, exclusive of requirements in connection with the continued development of Iridium NEXT. We anticipate entering into contracts and making contractual commitments for the design, manufacturing and deployment of Iridium NEXT, which will require substantial capital in 2010 and thereafter. Prior to entering into commitments, we will need to secure financing. In addition, we could settle a significant claim in the next twelve months, however, we do not believe this settlement would impair our ability to meet our 2010 liquidity requirements.

We expect to fund a substantial portion of the costs associated with Iridium NEXT from internally generated cash flows, including potential revenues from secondary payloads hosted on our Iridium NEXT satellites, and from the proceeds generated from the exercise of outstanding stock purchase warrants. However, a portion of the warrants whose proceeds we expect to use to fund a portion of Iridium NEXT are currently “under water,” meaning they have an exercise price per share that, for certain of our warrants, is significantly higher than the current price at which our common stock is trading. In addition, none of the warrants are callable by us until such time as our stock trades at a per share price greater than $14.25 for our $7.00 warrants, or $18.00 for our $11.50 warrants, for an extended period of time. As of March 12, 2010 the closing price of our common stock was $8.22 per share. Unless our stock price increases significantly, we would not expect the under-water warrants to be exercised and we will not be able to call any of the warrants. If we do not obtain such funds from internally generated cash flows, or from the net proceeds of future debt or equity financings, our ability to maintain our network, design, build and launch Iridium NEXT and related ground infrastructure, products and services, and pursue additional growth opportunities will be impaired. If future internally generated cash flows and revenue from hosting secondary payloads are below expectations, the cost of developing Iridium NEXT is higher than anticipated or warrant proceeds are not realized, we will require even more external funding than planned. Since we have not yet entered into an agreement with a prime contractor for Iridium NEXT, the exact amount and timing of the payments to be owed under any such agreement is uncertain. If the timing or amount of our payments under an agreement with our prime contractor are due sooner than expected or are larger than anticipated, we may not have sufficient liquidity to make those payments. Our ability to obtain additional funding for Iridium NEXT may be adversely impacted by a number of factors, including the global economic crisis and related tightening of the credit markets. We cannot assure you that we will be able to obtain such additional liquidity on reasonable terms, or at all. If we are not able to secure such financing, we would need to delay some or all of the elements of our Iridium NEXT development. Our liquidity and our ability to fund our liquidity requirements is also dependent on our future financial performance, which is subject to general economic, financial, regulatory and other factors that are beyond our control.

Cash and Indebtedness

Our total cash and cash equivalents were $147.2 million at December 31, 2009 and we had $15.4 million of external indebtedness to Motorola at December 31, 2009.

Cash Flows

The following section highlights our cash flows for the years ended December 31, 2009 and 2008, and for the period from November 2, 2007 (inception) to December 31, 2007, and Iridium’s cash flows for the period from January 1, 2009 to September 29, 2009, or the 2009 Period, and the years ended December 31, 2008 and 2007:

Our Cash Flows

The following table shows our consolidated cash flows from operating, investing and financing activities for the years ended December 31, 2009 and 2008, and for the period from November 2, 2007 (inception) to December 31, 2007 (in millions):

Statements of Cash Flows	Year ended December 31, 2009	Year ended December 31, 2008	For the Period from November 2, 2007 (Inception) to December 31, 2007

Cash flows provided by operating activities	$23.2	$2.1	$—
Cash flows provided by (used in) investing activities	354.5	(401.8)	—
Cash flows (used in ) provided by financing activities	(230.6)	399.7	0.2

Net increase in cash and cash equivalents	$147.1	$—	$0.2

Cash Flows from Operating Activities

Net cash provided by our operating activities for the year ended December 31, 2009 was $23.2 million resulting from net income of $10.5 million after adjusting for $54.9 million of non-cash items and $12.7 million generated from our working capital primarily due to a decrease in accounts receivable related to timing of collections, an increase in our allowance for doubtful accounts for certain customers, and a decrease in inventory related to inventory management.

Net cash provided by our operating activities for the year ended December 31, 2008 was $2.1 million resulting from net income of $0.5 million after adjusting for $1.2 million of non-cash items, and $1.6 million generated from our working capital.

There was no cash provided by or used in operating activities in the period from November 2, 2007 (inception) to December 31, 2007.

Cash Flows from Investing Activities

Net cash provided by investing activities for the year ended December 31, 2009 was $354.5 million resulting from $401.8 million of funds transferred from the trust account into operations and $58.0 million of cash acquired from Iridium, offset in part by $98.0 million paid to the sellers resulting from the Acquisition and $7.4 million of capital expenditures related to equipment and software for our satellite and network operations, gateway and corporate systems.

Net cash used in investing activities for the year ended December 31, 2008 was $401.8 million resulting primarily from $400.0 million of funds from the initial public offering transferred to the trust account.

There was no cash provided by or used in investing activities in the period from November 2, 2007 (inception) to December 31, 2007.

Cash Flows from Financing Activities

Net cash used in financing activities in the year ended December 31, 2009 was $230.6 million primarily resulting from $164.9 million for the purchase of shares, a $91.7 million payment to holders of common stock who elected to convert their shares into a pro rata portion of the trust account and repayments of all outstanding amounts under Iridium’s credit facilities of $113.6 million, partly offset by $148.8 million in net proceeds from our public offering on September 29, 2009.

Net cash provided by financing activities in the year ended December 31, 2008 was $399.7 million primarily resulting from the proceeds of the public offering on February 1, 2008 of $400.0 million.

Net cash provided by financing activities in the period from November 2, 2007 (inception) to December 31, 2007 was $0.2 million.

Iridium’s Cash Flows

The following table shows Iridium’s consolidated cash flows from operating, investing and financing activities for the 2009 Period, and the years ended December 31, 2008 and 2007 (in millions):

Statements of Cash Flows	2009 Period	Year ended December 31, 2008	Year ended December 31, 2007

Cash flows provided by operating activities	$64.2	$61.4	$36.5
Cash flows used in investing activities	(7.7)	(13.9)	(19.8)
Cash flows used in financing activities	(23.3)	(44.8)	(26.5)

Net increase (decrease) in cash and cash equivalents	$33.2	$2.7	$(9.8)

Cash Flows Provided by Operating Activities

Iridium’s net cash provided by operating activities for the 2009 Period increased to $64.2 million from $61.4 million for the year ended December 31, 2008. This increase of $2.8 million was primarily attributable to less cash used by working capital due to the 2009 Period not including activity for the three months ended December 31, 2009 as a result of the Acquisition, lower inventory balances as demand slowed for equipment in the 2009 Period and inventory management processes, partially offset by timing of payments to vendors.

Net cash provided by operating activities for the year ended December 31, 2008 increased to $61.4 million from $36.6 million for the year ended December 31, 2007. This increase was attributable primarily to a $10.1 million increase in net income, an $11.1 million increase in working capital and a $3.6 million increase in non-cash adjustments during the period. The increase in working capital primarily relates to a payment made to Boeing in 2007 in connection with Iridium’s purchase of their right to receive distributions, which consequentially reduced its working capital for that period, as well as an increase in deferred revenue resulting from higher sales of its prepaid services and an increase in accounts payable due to the timing of payments to vendors. The increase in non-cash adjustments consists primarily of increases in depreciation and amortization and increases in other non-cash amortization and accretion.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the 2009 Period decreased to $7.7 million from $13.9 million for the year ended December 31, 2008. This decrease was attributable primarily to lower capital costs related to equipment and software for Iridium’s satellite and network operations, gateway and corporate systems, which were placed in service in 2008.

Iridium’s capital expenditures consisted primarily of the hardware and software upgrades to maintain its ground infrastructure and a portion of the expenses related to the development of Iridium OpenPort. These also include upgrades to our billing system to enable customer billing of new products and services.

Net cash used in investing activities for the year ended December 31, 2008 decreased to $13.9 million from $19.8 million for the year ended December 31, 2007. This decrease was attributable primarily to lower development expenses related to Iridium’s new high-speed data services, Iridium OpenPort.

Cash Flows Used in Financing Activities

Net cash used in financing activities for the 2009 Period decreased to $23.3 million from $44.8 million for the year ended December 31, 2008, primarily due to no cash distributions to its investors made in 2009 compared to $41.4 million in 2008, partially offset by $22.9 million of proceeds from the issuance of a convertible subordinated note to Greenhill & Co. Europe Holdings Limited, or Greenhill Europe, in 2008.

Net cash used in financing activities for the year ended December 31, 2008 increased to $44.8 million from $26.5 million for the year ended December 31, 2007. This increase was attributable due to $41.4 million in distributions to its investors, partially offset by $22.9 million of proceeds from the issuance of a convertible subordinated note to Greenhill Europe.

Contractual Obligations and Commitments

The following table summarizes our outstanding contractual obligations as of December 31, 2009:

Contractual Obligations:	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total
	(in millions)

Operating lease obligations	$2.5	$6.3	$5.2	$8.2	$22.2
Unconditional purchase obligations (1)	71.0	105.6	92.4	—	269.0
Motorola payment obligations(2)	15.4	—	—	—	15.4
Deferred acquisition consideration(3)	4.6	—	—	—	4.6

Total	$93.5	$111.9	$97.6	$8.2	$311.2

(1)	Unconditional purchase obligations include payments under our O&M Agreement with Boeing, our agreement with a supplier for the manufacturing of our devices and various commitments with other vendors. Certain amounts related to Iridium NEXT are not included as they are terminable or contingent upon the achievement of certain milestones, which may or may not be achieved. As a result, the minimum commitment cannot be determined.
(2)	The table above reflects obligations due on December 11, 2010 to Motorola pursuant to the transition services, products and asset agreement, or the TSA, by and among Motorola, Iridium Holdings and Iridium Satellite, and our Senior Subordinated Term Loan Agreement with Motorola, or the Note Agreement, which may be accelerated if the Acquisition constitutes a triggering event. In addition, we may be required to make an additional payment of cash if the Acquisition constitutes a triggering event, distribution event, change of control or other specified transaction under the TSA and Note Agreement. Any such payment is not reflected in the table above because a settlement agreement has not been reached. Motorola has recently filed a complaint in Illinois state court seeking payment of some of these payments. For more information, see “Legal Proceedings” and “Risk Factors —Our agreements with Motorola contain potential payment provisions that may apply to the Acquisition; and Motorola has filed a complaint in Illinois state court seeking to compel us to make those payments” in our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC.
(3)	Certain former members of Iridium deferred their tax benefit payments related to the Acquisition until 2010. Payment was made to these former members in January 2010.

Off-Balance Sheet Transactions

We do not currently have, nor have we or Iridium had in the last three years, any relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Seasonality

Our results of operations have been subject to seasonal usage changes for commercial customers and our results will be affected by similar seasonality going forward. April through October are typically the peak months for commercial voice services revenue and related subscriber equipment sales. U.S. government revenue and commercial M2M revenue are less subject to seasonal usage changes.

Related Party Transactions

For a description of related party transactions, see “Certain Relationships and Related Party Transactions and Director Independence” in our 2009 Annual Report on Form 10-K filed with the SEC.

Accounting Developments

In June 2009, the Financial Accounting Standards Board, or FASB, issued accounting guidance on financial reporting by companies involved with variable interest entities. The new guidance requires a company to perform an analysis to determine whether the company’s variable interest or interests give it a controlling financial interest in a variable interest entity. Additionally, a company is required to assess whether it has implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires enhanced disclosures that provide more transparent information about a company’s involvement with a variable interest entity. The new guidance is effective for us beginning with 2010. We have not yet determined the impact of the adoption of the new guidance on our financial position or results of operations.

In October 2009, the FASB issued Accounting Standards Update 2009-13, “Revenue Recognition (Topic 605) Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force,” or ASU 2009-13. ASU 2009-13 amends existing accounting guidance for separating consideration in multiple-deliverable arrangements. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific evidence is not available, or the estimated selling price if neither vendor-specific evidence nor third-party evidence is available. ASU 2009-13 eliminates the residual method of allocation and requires that consideration be allocated at the inception of the arrangement to all deliverables using the “relative selling price method.” The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of each deliverable’s selling price. ASU 2009-13 requires that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a stand-alone basis. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier adoption permitted. We have not yet determined the impact of the adoption of ASU 2009-13 on our financial position or results of operations.

In October 2009, the FASB issued Accounting Standards Update 2009-14, “Software (Topic 985) Certain Revenue Arrangements That Include Software Elements, a consensus of the FASB Emerging Issues Task Force,” or ASU 2009-14. ASU 2009-14 changes the accounting for revenue arrangements that include both tangible products and software elements. Tangible products containing software components and non-software components, that function together to deliver the tangible product’s essential functionality, are no longer within the scope of existing software revenue guidance. ASU 2009-14 requires that hardware components of a tangible product containing software components always be excluded from the software revenue guidance, and provides guidance on how to determine which software, if any, relating to the tangible product also would be excluded from the scope of the software revenue guidance. ASU 2009-14 also requires that if software contained in the tangible product is essential to the tangible product’s functionality, the software is excluded from the scope of the software revenue guidance. This exclusion includes essential software that is sold with or embedded within the tangible products essential software. ASU 2009-14 also provides guidance on how a vendor should allocate arrangement consideration to deliverables in an arrangement that include both tangible products and software. ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier adoption permitted. We have not yet determined the impact of the adoption of ASU 2009-14 on our financial position or results of operations.

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Iridium Communications Inc.

We have audited the accompanying consolidated balance sheets of Iridium Communications Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Iridium Communications Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 2 and 3 to the consolidated financial statements, the Company changed its method of accounting for business combinations with the adoption of the guidance originally issued in FASB Statement No. 141(R), Business Combinations (codified in FASB ASC Topic 805, Business Combinations) effective January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Iridium Communications Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2010, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, Virginia

May 10, 2010

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholder of GHL Acquisition Corp.

We have audited the accompanying statements of operations, changes in stockholder’s equity and cash flows for the period from November 2, 2007 (Inception) to December 31, 2007 of Iridium Communications Inc., formerly known as GHL Acquisition Corp. (A Corporation in the Development Stage) (the “Company”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform and we did not perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for the period from November 2, 2007 (Inception) to December 31, 2007 of Iridium Communications Inc., formerly known as GHL Acquisition Corp. in conformity with United States generally accepted accounting principles.

/s/ Eisner LLP

New York, New York

March 28, 2008

Iridium Communications Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$147,178	$129
Accounts receivable, net of allowance for doubtful accounts of $1,462 and $0, respectively	41,189	—
Inventory	25,656	—
Deferred tax assets	2,608	—
Prepaid expenses and other current assets	4,433	14

Total current assets	221,064	143
Property and equipment, net	401,666	—
Restricted cash	15,520	—
Investments held in trust at broker, including accrued interest of $110	—	401,839
Deferred tax assets	—	1,168
Intangible assets, net	92,485	—
Other assets	1,127	—
Goodwill	95,439	—

Total assets	$827,301	$403,150

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,865	$—
Accrued expenses and other current liabilities	49,914	1,611
Accrued compensation and employee benefits	6,489	—
Deferred revenue	20,027	—
Deferred acquisition consideration	4,636	—
Deferred underwriter commissions	—	11,288

Total current liabilities	88,931	12,899
Accrued satellite operations and maintenance expense, net of current portion	15,300	—
Deferred tax liabilities	94,673	—
Other long-term liabilities	923	—

Total liabilities	199,827	12,899
Commitments and contingencies
Common stock subject to possible conversion	—	119,988
Stockholders’ equity:
Preferred stock, $0.0001 par value, 2,000,000 shares authorized and none issued or outstanding	—	—
Common stock, $0.001 par value 300,000,000 shares authorized and 70,247,701 and 48,500,000 issued and outstanding at December 31, 2009 and 2008, respectively	70	48
Additional paid-in capital	670,116	268,563
Retained (deficit) earnings	(42,734)	1,652
Accumulated other comprehensive income	22	—

Total stockholders’ equity	627,474	270,263

Total liabilities and stockholders’ equity	$827,301	$403,150

See notes to consolidated financial statements

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31, 2009	Year Ended December 31, 2008	For the Period from November 2, 2007 (Inception) to December 31, 2007
Revenue:
Services:
Government	$19,159	$—	$—
Commercial	39,537	—	—
Subscriber equipment	17,293	—	—

Total revenue	75,989	—	—

Operating expenses:
Cost of subscriber equipment sales	18,657	—	—
Cost of services (exclusive of depreciation and amortization)	18,965	—	—
Research and development	5,974	—	—
Depreciation and amortization	22,376	—	—
Selling, general and administrative	17,029	490	4
Transaction costs	6,163	2,102	—

Total operating expenses	89,164	2,592	4

Operating loss	(13,175)	(2,592)	(4)

Other (expense) income:
Change in fair value of warrants	(34,117)	—	—
Interest expense	(51)	—	—
Interest income and other income (expense), net	1,303	5,604	—

Total other (expense) income	(32,865)	5,604	—

(Loss) earnings before income tax (benefit) provision	(46,040)	3,012	(4)
Income tax (benefit) provision	(1,654)	1,356	—

Net (loss) income	$(44,386)	$1,656	$(4)

Weighted average shares outstanding – basic and diluted	53,964	43,268	11,500
(Loss) earnings per share – basic and diluted	$(0.82)	$0.04	$(0.00)

See notes to consolidated financial statements

Iridium Communications Inc.

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss)

For the Period from November 2, 2007 (Inception) to December 31, 2009

(In thousands, except share data)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated Retained Earnings	Total Stockholders’	Comprehensive
	Shares	Amount	Capital	Income	(Deficit)	Equity	Income (Loss)

Balance at November 2, 2007 (Inception)	—	$—	$—	$—	$—	$—
Net proceeds from issuance of units	11,500,000	11	14	—	—	25
Net loss	—	—	—	—	(4)	(4)	$(4)

Balance at December 31, 2007	11,500,000	11	14	—	(4)	21

Total for the year ended December 31, 2007							$(4)

Net proceeds from initial public offering of units (excludes $119,988 of proceeds allocable to 11,999,999 shares of common stock subject to possible conversion)	40,000,000	40	260,546	—	—	260,586
Proceeds from sale of stock purchase warrants	—	—	8,000	—	—	8,000
Forfeiture of common stock	(3,000,000)	(3)	3	—	—	—
Net income	—	—	—	—	1,656	1,656	$1,656

Balance at December 31, 2008	48,500,000	48	268,563	—	1,652	270,263

Total for the year ended December 31, 2008							$1,656

Payment of deferred underwriters’ fees	—	—	6,982	—	—	6,982
Purchase of stock purchase warrants	—	—	(1,828)	—	—	(1,828)
Net proceeds from issuance of common stock	16,000,000	16	148,734	—	—	148,750
Fair value of stock issued in Acquisition	29,443,500	29	333,419	—	—	333,448
Purchase of common stock	(9,169,979)	(9)	28,298	—	—	28,289
Purchase of common stock under forward purchase contracts	(16,325,196)	(16)	(164,868)	—	—	(164,884)
Forfeitures of stock options and warrants	(1,441,176)	(1)	1	—	—	—
Reclassification of warrants to derivative instruments	—	—	(28,555)	—	—	(28,555)
Settlement of derivative instruments for warrants	—	—	47,110	—	—	47,110
Settlement of derivative instruments for shares of common stock	1,244,923	1	12,448	—	—	12,449

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated Retained Earnings	Total Stockholders’	Comprehensive
	Shares	Amount	Capital	Income	(Deficit)	Equity	Income (Loss)
Stock-based compensation	—	—	436	—	—	436
Stock issued upon conversion of subordinated convertible note	1,995,629	2	19,376	—	—	19,378

Net loss	—	—	—	—	(44,386)	(44,386)	$(44,386)
Cumulative translation adjustments	—	—	—	22	—	22	22

Balance at December 31, 2009	70,247,701	$70	$670,116	$22	$(42,734)	$627,474

Total for the year ended December 31, 2009							$(44,364)

See notes to consolidated financial statements

Iridium Communications Inc.

Consolidated Statements of Cash Flows

(In thousands, except share and per share data)

	Year Ended December 31, 2009	Year Ended December 31, 2008	For the Period from November 2, 2007 (Inception) to December 31, 2007
Cash flows from operating activities:
Net (loss) income	$(44,386)	$1,656	$(4)
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash items included in net income:
Deferred taxes	(2,044)	(1,168)	—
Change in market value of warrants	34,117	—	—
Depreciation and amortization	22,376	—	—
Stock-based compensation	436	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	5,382	—	—
Inventory	15,044	—	—
Prepaid expenses and other current assets	(2,185)	(12)	—
Income tax receivable	—	(3)	—
Other noncurrent assets	35	—	—
Accounts payable	3,584	—	—
Accrued expenses and other current liabilities	(5,564)	1,613	4
Accrued compensation and employee benefits	(3,997)	—	—
Deferred revenue	2,127	—	—
Accrued satellite and network operations expense, net of current portion	(1,020)	—	—
Other long-term liabilities	(737)	—	—

Net cash provided by operating activities	23,168	2,086	—

Cash flows from investing activities:
Changes in investment in trust account	401,838	(401,838)	—
Capital expenditures	(7,351)	—	—
Cash paid for acquisition, net of cash acquired	(39,950)	—	—

Net cash provided by (used in) investing activities	354,537	(401,838)	—

Cash flows from financing activities:
Proceeds from public offerings	149,600	400,000	—
(Purchase) proceeds from issuance of private placement warrants	(4,940)	8,000	—
Purchase of shares	(164,884)	—	—
Purchase of shares for no-votes	(91,700)	—	—
Payment of underwriting fee	(4,288)	(6,900)	—
Payment of costs associated with offering	(850)	(1,147)	—
Deferred offering costs	—	—	(91)
(Payment) proceeds from note payable to related party	—	(256)	250
Proceeds from sale of founder units	—	—	25
Payments under credit facility	(113,594)	—	—

Net cash (used in) provided by financing activities	(230,656)	399,697	184

Net increase (decrease) in cash and cash equivalents	147,049	(55)	184
Cash and cash equivalents, beginning of period	129	184	—

Cash and cash equivalents, end of period	$147,178	$129	$184

	Year Ended December 31, 2009	Year Ended December 31, 2008	For the Period from November 2, 2007 (Inception) to December 31, 2007

Supplemental cash flow information:
Interest paid	$1,330	$6	$—
Income taxes paid	$339	$2,527	$—

Supplemental disclosure of non-cash investing activities:
Shares issued for the acquisition of Iridium Holdings (29,443,500 shares at $11.325 per share)	$333,448	$—	$—
Accrual of additional consideration for acquisition of Iridium Holdings	$4,636	$—	$—
Property and equipment received but not paid for at year-end	$3,200	$—	$—

Supplemental disclosure of non-cash financing activities:
Accrued deferred offering costs	$—	$—	$225
(Reversal) accrual of deferred underwriter commissions	$(8,176)	$11,288	$—
Conversion of subordinated convertible note to equity	$(19,378)	$—	$—

See notes to consolidated financial statements

Iridium Communications Inc.

Notes to Consolidated Financial Statements

December 31, 2009

1. Organization and Basis of Presentation

Iridium Communications Inc. (the “Company”) was formed as GHL Acquisition Corp., a special purpose acquisition company as further described below. The Company acquired, directly and indirectly, all the outstanding equity of Iridium Holdings LLC (“Iridium Holdings” and, together with its direct and indirect subsidiaries, “Iridium”) in a transaction accounted for as a purchase business combination on September 29, 2009 (the “Acquisition”). In accounting for the Acquisition, the Company was deemed the legal and accounting acquirer. On September 29, 2009, the Company changed its name to Iridium Communications Inc. For the purposes of presenting consolidated financial statements as of and for the year ended December 31, 2009, management has determined that the results of Iridium’s operations for the one-day period from the closing of the Acquisition to September 30, 2009 was not material. Accordingly, the Company’s consolidated statements of operations and cash flows for the year ended December 31, 2009 includes the Company’s pre-Acquisition operations for the nine months ended September 30, 2009, which excludes any results of Iridium, and the Company’s post-Acquisition operations for the three months ended December 31, 2009. The Company’s consolidated statements of operations and cash flows for the year ended December 31, 2008 and for the period from November 2, 2007 (inception) to December 31, 2007 include solely the results of the Company’s pre-Acquisition operations, and do not include any results of Iridium. The Company’s consolidated balance sheet as of December 31, 2009 includes the assets and liabilities of the Company and of Iridium, as further described below. All significant intercompany accounts and transactions have been eliminated in consolidation.

Iridium is considered the predecessor of the Company and, accordingly, its historical financial statements are separately presented as predecessor financial statements.

The Company was formed on November 2, 2007 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination. All activity from November 2, 2007 (inception) through February 21, 2008 relates to the Company’s formation and initial public offering. From February 21, 2008 through September 29, 2009, the Company’s activities were limited to identifying prospective target businesses to acquire and with which to complete a business combination. On September 29, 2009, the Company consummated the Acquisition and, as a result, is no longer in the development stage.

Iridium Holdings was formed under the laws of Delaware in 2000 as a limited liability company pursuant to the Delaware Limited Liability Company Act. On December 11, 2000, Iridium Holdings acquired certain satellite communication assets from Iridium LLC, a non-affiliated debtor in possession, pursuant to an asset purchase agreement.

As a result of and subsequent to the Acquisition, the Company is a provider of mobile voice and data communications services via satellite. The Company holds various licenses and authorizations from the Federal Communications Commission (the “FCC”) and from international regulatory bodies that permit the Company to conduct its business, including the operation of its satellite constellation. The Company offers voice and data communications services and products to businesses, U.S. and international government agencies and other customers on a global basis.

2. Significant Accounting Policies and Basis of Presentation

Principles of Consolidation and Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, and variable interest entities for which the Company is the primary beneficiary. All intercompany transactions and balances have been eliminated.

Reclassifications

Certain amounts presented as “professional fees” and “other operating expenses” in prior periods have been reclassified to “selling, general and administrative” and “transaction costs” to conform to the current year presentation. These reclassifications had no effect on the Company’s net income for the years ended December 31, 2009 and 2008, and the period from November 2, 2007 (inception) to December 31, 2007.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ materially from those estimates.

Financial Instruments

The consolidated balance sheets include various financial instruments (primarily cash and cash equivalents, investments held in trust, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities, and other obligations). Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets;

•

Level 2, defined as observable inputs other than Level 1 prices such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Additional information regarding fair value is disclosed in Note 13.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and receivables. The majority of this cash is swept nightly into a money market fund with a diversified portfolio. The Company performs credit evaluations of its customers’ financial condition and records reserves to provide for estimated credit losses. Accounts receivable are due from both domestic and international customers (see Note 12). The Company maintains its cash and cash equivalents with financial institutions with high credit ratings, although at times the Company maintains deposits in federally insured financial institutions in excess of federally insured (FDIC) limits.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The cash and cash equivalents balances at December 31, 2009 and 2008 consisted of cash deposited in institutional money market mutual funds and regular interest bearing and non-interest bearing depository accounts and certificates of deposits with commercial banks.

Restricted Cash

Restricted cash of $15.5 million as of December 31, 2009, primarily relates to a letter of credit as collateral for de-orbit costs.

Accounts Receivable

Trade accounts receivable are generally recorded at the invoiced amount and are subject to late fee penalties. The Company had $1.5 million in its allowance for doubtful accounts at December 31, 2009. Management develops its estimate of this allowance based on the Company’s experience with specific customers, aging of outstanding invoices, its understanding of their current economic circumstances and its own judgment as to the likelihood that the Company will ultimately receive payment. The Company writes off its accounts receivable when balances are deemed uncollectible.

Foreign Currencies

The functional currency of the Company’s foreign consolidated subsidiaries is their local currency. Assets and liabilities of its foreign subsidiaries are translated to United States dollars based on exchange rates at the end of the reporting period. Income and expense items are translated at the weighted average exchange rates prevailing during the reporting period. Translation adjustments are accumulated in a separate component of stockholders’ equity. Transaction gains or losses are classified as “Interest income and other income (expense), net” in the consolidated statements of operations.

Inventory

Inventory consists primarily of finished goods including Iridium OpenPort terminals, handsets, L-Band transceivers, data devices, related accessories, and replacement parts to be sold to customers to access Company services. The Company also has raw materials from third-party manufacturers (see Note 10). The Company outsources manufacturing of subscriber equipment primarily to a third-party manufacturer and purchases accessories from third-party suppliers. The Company’s cost of inventory includes an allocation of overhead (including salaries and benefits of employees directly involved in bringing inventory to its existing condition, scrap, tooling and freight). Inventories are valued using the average cost method, and are carried at the lower of cost or market.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation at fair value; accordingly the Company expenses the estimated fair value of stock-based awards made in exchange for employee services over the requisite employee service period. Stock-based compensation cost is determined at the grant date using the Black-Scholes option pricing model. The value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the employee’s requisite service period and is classified in the statement of operations in a manner consistent with the statement of operations’ classification of the employee’s salaries and other compensation as follows:

Year Ended December 31, 2009
(In thousands)
Cost of services (exclusive of depreciation and amortization)	$26
Selling, general and administrative	410

$436

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the following estimated useful lives:

Satellite system	14 years
Terrestrial system	7 years
Equipment	3 – 5 years
Gateway system	5 years
Internally developed software and purchased software	3 – 7 years
Building	39 years
Leasehold improvements	shorter of useful life or remaining lease term

Repairs and maintenance costs are expensed as incurred.

Long-Lived Assets

The Company assesses the impairment of long-lived assets when indicators of impairment are present. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. Any impairment loss would be measured as the excess of the assets’ carrying amount over their fair value. Fair value is based on market prices where available, an estimate of market value or various valuation techniques.

Goodwill and Other Intangible Assets

Goodwill

Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. Impairment testing for goodwill is performed annually or more frequently if indicators of potential impairment exist. If the fair value of goodwill is less than the carrying amount of goodwill, an impairment loss is recognized.

Intangible Assets Not Subject to Amortization

A significant portion of the Company’s intangible assets are spectrum and licenses, and trade names which are indefinite-lived intangible assets. The Company reevaluates the useful life determination for these assets each reporting period to determine whether events and circumstances continue to support an indefinite useful life. The Company tests its indefinite-lived intangible assets for potential impairment annually or more frequently if indicators of impairment exist. If the fair value of the indefinite-lived asset is less than the carrying amount, an impairment loss is recognized.

Intangible Assets Subject to Amortization

The Company’s intangible assets that do have finite lives (primarily customer relationships – government and commercial, core developed technology and software) are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, the Company would test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the Company would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. The Company reevaluates the useful lives for these intangible assets each reporting period to determine whether events and circumstances warrant a revision in their remaining useful lives.

Asset Retirement Obligations

Liabilities arising from legal obligations associated with the retirement of long-lived assets are required to be measured at fair value and recorded as a liability. Upon initial recognition of a liability for retirement obligations, a company must record an asset, which is depreciated over the life of the asset to be retired.

Under certain circumstances, each of the U.S. government, The Boeing Company (“Boeing”) and Motorola, Inc. (“Motorola”) has the unilateral right to require the de-orbit of the Company’s satellite constellation. In the event the Company was required to effect a mass de-orbit, the Company, pursuant to the amended and restated operations and maintenance agreement by and between Iridium Constellation LLC (“Iridium Constellation”) and Boeing (the “O&M Agreement”), would be required to pay Boeing $16.0 million, plus an amount equivalent to the premium for inception of Section B de-orbit insurance coverage ($2.5 million as of December 31, 2009). The Company has concluded that each of the foregoing de-orbit rights meets the definition of a legal obligation and currently does not believe the U.S. government, Boeing or Motorola will exercise their respective de-orbit rights. As a result, the Company believes the likelihood of any future cash outflows associated with the mass de-orbit obligation is remote. Accordingly, the Company has not recorded an asset retirement obligation relating to the potential de-orbit rights in its consolidated balance sheet.

There are other circumstances in which the Company could be required, either by the U.S. government or for technical reasons, to de-orbit an individual satellite; however, the Company believes that such costs would not be significant relative to the costs associated with the ordinary operations of the satellite constellation.

Revenue Recognition

The Company derives its revenue primarily as a wholesaler of satellite communications products and services. The primary types of revenue include (i) services revenue (access and usage-based airtime fees) and (ii) subscriber equipment revenue. Additionally, the Company generates revenue by providing engineering and support services to commercial and government customers.

Wholesaler of satellite communications products and services

Pursuant to wholesale agreements, the Company sells its products and services to service providers who, in turn, sell the products and services to other distributors or directly to the end-users. Generally, the Company recognizes revenue when services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed or determinable, and collection is probable, as follows:

Contracts with multiple elements

At times, the Company sells subscriber equipment through multi-element contracts that bundle subscriber equipment with airtime services. When the Company sells subscriber equipment and airtime services in bundled arrangements that include guaranteed minimum orders and determines that it has separate units of accounting, the Company allocates the bundled contract price among the various contract deliverables based on each deliverable’s relative fair value. The Company determines vendor specific objective evidence of fair value by assessing sales prices of subscriber equipment and airtime services when they are sold to customers on a stand-alone basis.

Services revenue sold on a stand-alone basis

Services revenue is generated from the Company’s service providers through usage of its satellite system and through fixed monthly access fees per user charged to service providers. Revenue for usage is recognized when usage occurs. Revenue for fixed-per-user access fees is recognized ratably over the period in which the services are provided to the end-user. Revenue from prepaid services is recognized when usage occurs or, if not used, when the customer’s right to access the unused prepaid services expires. The Company does not offer refund privileges for unused prepaid services. Deferred prepaid services revenue and access fees are typically earned and recognized as income within one year of customer prepayment. Based on historical information for prepaid scratch card services that do not have an initial expiration date, the Company records breakage associated with prepaid scratch card account balances for which the likelihood of redemption is remote, which is generally determined after 36 months from issuance.

Subscriber equipment sold on a stand-alone basis

The Company recognizes subscriber equipment sales and the related costs when title to the equipment (and the risks and rewards of ownership) passes to the customer, typically upon shipment.

Services and subscriber equipment sold to the U.S. government

The Company provides airtime to U.S. government subscribers through (i) fixed monthly fees on a per user basis for unlimited voice services, (ii) fixed monthly fees per user for unlimited paging services and (iii) a tiered pricing plan (based on usage) per device for data services. Revenue related to these services is recognized ratably over the periods in which the services are provided, and costs are expensed as incurred. The U.S. government purchases its equipment from third-party service providers and not directly from the Company.

Government engineering and support services

The Company provides maintenance services to the U.S. government’s dedicated gateway in Hawaii. This revenue is recognized ratably over the periods in which the services are provided; costs are expensed as incurred.

Other government and commercial engineering and support services

The Company also provides certain engineering services to assist customers in developing new technologies for use on the Company’s satellite system. The revenue associated with these services is recorded when the services are rendered, typically on a percentage of completion method of accounting based on the Company’s estimate of total costs expected to complete the contract, and costs are expensed as incurred. Revenue on cost-plus-fixed-fee contracts is recognized to the extent of estimated costs incurred plus the applicable fees earned. The Company considers fixed fees under cost-plus-fixed-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract.

Warranty Expense

The Company generally provides its customers a warranty on subscriber equipment for one to two years from the date of activation, depending on the product. A warranty accrual is made when it is estimable and probable that a loss has been incurred. A warranty reserve is maintained based on historical experience of warranty costs and expected occurrences of warranty claims on equipment. Costs associated with warranties are recorded as cost of subscriber equipment sales and include equipment replacements, repairs and program administration.

Year Ended December 31, 2009
(In thousands)
Balance at beginning of the year	$—
Provision assumed from Acquisition	(661)
Provision	(185)
Utilization	120

Balance at end of the year	$(726)

Research and Development

Research and development costs are charged as an expense in the period in which they are incurred.

Advertising Costs

Costs associated with advertising and promotions are expensed as incurred. Advertising expenses were $0.3 million for the year ended December 31, 2009. There were no such costs in the year ended December 31, 2008 or for the period from November 2, 2007 (inception) to December 31, 2007.

Income Taxes

The Company accounts for income taxes using the asset and liability approach, which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax basis of its assets and liabilities. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company also recognizes a tax benefit from uncertain tax positions only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company’s policy is to recognize interest and penalties on uncertain tax positions as a component of income tax expense.

Earnings Per Share

The Company calculates basic earnings (loss) per share by dividing net income (loss) by the weighted-average number of shares of Common Stock outstanding during the period. Diluted earnings (loss) per share takes into account the effects of potential dilutive common shares when they are dilutive. Potential dilutive common shares consisting of common stock issuable upon exercise of outstanding stock options and warrants are computed using the treasury stock method.

Accounting Developments

In December 2007, the Financial Accounting Standards Board (“FASB”) issued accounting guidance on business combinations that requires the acquiring entity to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred. The accounting guidance also requires additional disclosure of information surrounding a business combination, such that users of the entity’s financial statements can fully understand the nature and financial impact of the business combination. The Company adopted the accounting guidance for business acquisitions effective January 1, 2009.

In August 2009, the FASB issued Accounting Standards Update 2009-05, “Fair Value Measurements and Disclosures (Topic 820) Measuring Liabilities at Fair Value” (“ASU 2009-05”). ASU 2009-05 clarifies that in circumstances in which a quoted market price in an active market for the identical liability is not available; a reporting entity is required to measure fair value using one of several acceptable valuation techniques. ASU 2009-05 also clarifies (i) that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustments to other inputs relating the existence of a restriction that prevents the transfer of the liability and (ii) that both a “quoted price in an active market for the identical liability at the measurement date” and the “quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required” are Level 1 fair value measurements. ASU 2009-05 is effective in the fourth quarter of 2009. The Company adopted ASU 2009-05 in the fourth quarter of 2009 with no material impact on its financial position or results of operations.

3. Business Combination

On September 22, 2008, the Company entered into a transaction agreement, as amended on April 28, 2009 (the “Transaction Agreement”), with Iridium Holdings and its members whereby it agreed to purchase, directly or indirectly, all of the outstanding equity of Iridium Holdings. The Acquisition closed on September 29, 2009. For the purpose of acquisition accounting, total consideration of approximately $436.0 million included 29.4 million shares of the Company’s common stock (“Common Stock”) valued at $333.4 million and $102.6 million in cash (which included a requirement to make a payment of $25.5 million in cash to some of the former members of Iridium Holdings for tax benefits the Company received, payable on December 29, 2009). At December 31, 2009, approximately $4.6 million of such future tax benefit cash payment was still an outstanding payable to certain former members of Iridium Holdings who deferred the payments until 2010. This amount was paid in January 2010. The Company accounted for its business combination with Iridium Holdings by recording all assets acquired and liabilities assumed at their respective fair values on the date of Acquisition. The Company recognized deferred tax assets and liabilities for the tax effects of the differences between assigned book values and tax bases of assets acquired and liabilities assumed in the Acquisition. As a result, the Company recorded a net deferred tax asset – current of $3.0 million and a net deferred tax liability – non-current of $98.2 million.

The fair value was based on the market price of the Company’s Common Stock on September 29, 2009. The total consideration for Iridium Holdings was $436.0 million, as follows:

(In thousands)
Cash	$77,100
Equity	333,448
Cash related to tax benefit	25,500

Total	$436,048

After the September 30, 2009 financial statements were issued, the Company received and relied in part on a valuation report from a third-party valuation firm and additional events that have transpired since the Acquisition including a February 2010 complaint filed against the Company (see Note 6). After considering the results of that valuation report and the additional information related to the complaint, the Company has retrospectively adjusted the September 29, 2009 estimated fair value of the assets and liabilities assumed in the Acquisition. The fair values are based on the Company’s estimates and may be further adjusted from time to time but no later than September 29, 2010, if and when better information becomes available. The following represents the allocation of the purchase price:

	Estimated Fair Value as of September 29, 2009
	As Reported on September 30, 2009	As of December 31, 2009
	(In thousands)
Assets:
Cash and cash equivalents	$58,015	$58,015
Restricted cash	15,520	15,520
Accounts receivable	46,571	46,571
Other current assets	2,236	2,236
Inventory	32,045	40,700
Property and equipment	394,709	410,478
Intangible assets	87,758	95,499
Goodwill	75,464	95,439
Deferred tax assets	3,781	2,972
Other assets	1,161	1,162

Total assets	717,260	768,592

Liabilities:
Accounts payable	4,281	4,281
Accrued liabilities	42,686	57,242
Deferred revenue	10,593	17,900
Accrued satellite operations and maintenance	15,218	20,400
Credit facility	113,593	113,594
Convertible subordinated note	16,723	19,300
Deferred tax liabilities	75,879	98,249
Other liabilities	2,239	1,578

Total liabilities	281,212	332,544

Net assets acquired	$436,048	$436,048

Property and Equipment. Property and equipment acquired in the Acquisition is depreciated using the straight-line method as follows:

	Estimated Fair Value	Useful Lives
	(In thousands)
Depreciable assets:

Satellite system	$347,057	5 years
Terrestrial system	4,125	5 years
Equipment	10,772	1 – 5 years
Gateway system	2,673	5 years
Internally developed software and purchased software	1,085	1 year
Building	20,838	39 years
Building improvements	2,506	5 years
Leasehold improvements	2,546	6.5 years

Total	$391,602
Additional asset categories not included above:
Construction in progress	10,608
Land	8,268

Total	$410,478

Goodwill. The total consideration paid in the Acquisition exceeded the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed, resulting in approximately $95.4 million of goodwill.

Pre-Acquisition Contingency. Iridium had certain contractual contingencies under agreements in effect as of the date of the Acquisition that the Company has recorded at their estimated fair value at the time of the Acquisition. Some of the contingencies relate to potential payments pursuant to the occurrence of a distribution event, change of control or other specified transactions, and other matters. Management has revised its best estimate of the fair value of the pre-Acquisition contractual contingencies at the date of the Acquisition from $11.7 million to $31.1 million, which was reflected as a liability in the consolidated balance sheet on the Acquisition date.

Transaction Costs

An acquirer is required to recognize as expense the direct costs of a business combination in the period in which the expense is incurred. Accordingly, the Company has been expensing Acquisition-related costs as they have been incurred during the pre-Acquisition periods presented. The Company incurred a total of approximately $8.3 million of Acquisition-related costs, including $6.2 million in 2009.

Revenue and Loss of Iridium

The amount of revenue and loss of Iridium included in the Company’s consolidated statement of operations for the period from the date of the Acquisition to December 31, 2009 are as follows (in thousands):

Revenue	$75,989
Net loss	$(4,975)

Pro Forma Information (Unaudited)

The following table contains unaudited pro forma consolidated statements of operations information of the Company for years ended December 31, 2009 and 2008 as if the Acquisition had occurred as of January 1, 2009 and January 1, 2008, respectively:

	For the Year Ended December 31,
	2009	2008
	(In thousands, except per share amounts)
Total revenue	$320,616	$320,944
Net income	$(40,909)	$(10,474)
Basic and diluted net loss per common share	$(0.60)	$(0.15)
Weighted average shares outstanding – basic and diluted	68,252	68,252

The pro forma information may not be indicative of the results of operations that would have actually occurred had the Acquisition occurred as presented. Also, future results may vary significantly from the results reflected in such pro forma information.

4. Equity Transactions

2007 Private Unit Offering

In November 2007, the Company issued 11.5 million units for an aggregate purchase price of $25,000 to its founding stockholder. Each unit consisted of one share of Common Stock and one Common Stock purchase warrant. Each warrant entitled the holder to purchase from the Company one share of Common Stock at a price of $7.50 per share commencing on the later of the completion of a Business Combination (as defined in the warrant agreements) or 12 months from the effective date of a Public Offering (as defined in the warrant agreements), subject to certain conditions, and expiring five years from the effective date of the Public Offering or earlier upon redemption or liquidation of the Company’s trust account established in connection with a Public Offering (the “Trust Account”).

2008 Initial Public Offering

In February 2008, the Company sold in its initial public offering (“IPO”) 40.0 million units at a price of $10.00 per unit. Each unit consisted of one share of Common Stock and one Common Stock purchase warrant. Each warrant entitled the holder to purchase from the Company one share of Common Stock at a price of $7.00 per share commencing on the later of the completion of a Business Combination or 12 months from the effective date of the Public Offering and expiring five years from the effective date of the Public Offering or earlier upon redemption or liquidation (as defined in the warrant agreements) of the Trust Account. Total underwriting fees, including contingent fees, related to the IPO were approximately $23.3 million. The Company paid $6.9 million upon closing of the IPO. The underwriters agreed that approximately 70% of the underwriting fees would not be payable unless and until the Company completed a Business Combination (as defined in the underwriting agreement), and they waived their right to receive such payment upon the Company’s liquidation if the Company was unable to complete a Business Combination. On June 2, 2009, the Company entered into an agreement with Banc of America Securities LLC and its affiliate pursuant to which Banc of America Securities LLC waived its right to receive approximately $8.2 million of deferred underwriting fees. On September 29, 2009, Banc of America Securities LLC received a payment of approximately $4.3 million. The deferred underwriting commission paid was less pro-rata reductions resulting from the exercise of the stockholder conversion rights.

2008 Private Placement of Warrants

In connection with the IPO, the Company sold an additional 8.0 million Common Stock purchase warrants to the founding stockholder at a price of $1.00 per warrant. The warrant terms are generally identical to the terms of the warrants sold in the IPO, except for certain restrictions on transfer and redemption and their ability to be exercised on a cashless basis.

2008 Modification of Warrants Terms

In connection with the IPO, in February 2008, the Company modified the terms of the warrants issued originally in November 2007, reducing the exercise price from $7.50 per share to $7.00 per share. The change in the fair value of these warrants that resulted from the reduction in exercise price ($0.7 million), was treated as a “deemed dividend” to the warrant holder.

$7.00 Warrants—General Terms

The Company may redeem all of the warrants with a $7.00 strike price (the “$7.00 warrants”) at a price of $0.01 per warrant upon 30 days’ prior notice, provided that the warrants are exercisable and the registration statement covering the Common Stock issuable upon exercise of the warrants remains effective and available, and provided further that such redemption can only be made if the last sales price of the Common Stock is at least $14.25 per share (the “redemption price”) for any 20 trading days within a 30-trading-day period ending on the third day prior to the date on which notice of redemption is given. If a registration statement is not effective at the time of exercise, the holders of the $7.00 warrant will not be entitled to exercise the warrants, and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle any such warrant exercise. Consequently, the $7.00 warrants could expire unexercised and unredeemed. The number of shares of Common Stock issuable upon the exercise of each $7.00 warrant is subject to adjustment from time to time upon the occurrence of certain events. The $7.00 warrants expire in 2013.

Following the appropriate accounting guidance in effect at the time, the $7.00 warrants initially were classified within stockholders’ equity. On June 2, 2009, the Company entered into an agreement with Banc of America Securities LLC and its affiliate to purchase the 3.7 million warrants held by Banc of America Securities LLC for a price of approximately $1.8 million in cash upon completion of the Acquisition, which met the definition of a Business Combination. Upon this modification, the Company determined that the completion of the Acquisition was probable of occurrence and, accordingly, classified those warrants as derivative instruments as of June 30, 2009 at their then-current fair value; the Company “marked to market” the warrants through September 29, 2009 and the exchange agreements are no longer outstanding as of September 29, 2009.

2008 Cancellations, Forfeitures and Transfers

In January 2008, the Company cancelled approximately 1.7 million of the units originally purchased in November 2007, which were surrendered in a recapitalization. In March 2008, approximately 1.3 million additional units originally purchased in November 2007 were forfeited pursuant to the terms of the applicable purchase agreements. In February 2008, approximately 0.2 million units originally purchased in November 2007 were transferred from the original holders to certain of the Company’s directors; the Company’s directors then forfeited approximately 20,000 of these units. The transferred units have the same terms and are subject to the same restrictions on transfers as the original units.

2009 Warrant Restructure and Exchange Agreements

On July 29, 2009, the Company entered in agreements with the holders of approximately 26.8 million of the $7.00 warrants. The agreements generally provided such holders, upon the consummation of the Acquisition, the choice of tendering their warrants for (i) the right to demand payment (in cash and shares of common stock) by the Company to settle the warrants in a ratio of consideration of 20% cash and 80% common stock, (ii) the right to exchange their existing $7.00 warrants for new warrants with an $11.50 strike price (the “$11.50 warrants”) which included the extension of the exercise term for two additional years until 2015 and the increase of the redemption price from $14.25 to $18.00 per share or (iii) a combination thereof. The new $11.50 warrants have terms similar to the $7.00 warrants, except as described below under “$11.50 Warrants—General Terms”. The Company determined that the warrant restructure and exchange agreements created derivative instruments for the warrants subject to settlement, and accordingly on July 29, 2009 reclassified the subject warrants from equity to derivative instruments at their then-current fair value of approximately $28.6 million. On September 29, 2009, upon consummation of the Acquisition, holders of approximately 12.4 million warrants demanded total payment of approximately $3.1 million in cash and approximately 1.2 million shares of Common Stock with a value of approximately $12.5 million, resulting in an expense during the third quarter of 2009 of approximately $2.3 million. Holders of approximately 14.4 million warrants exchanged their existing warrants for new $11.50 warrants, resulting in an expense during the third quarter of 2009 of approximately $31.8 million. Following the appropriate accounting guidance, the new $11.50 warrants are classified within stockholders’ equity.

$11.50 Warrants—General Terms

The Company may redeem all of the $11.50 warrants at a price of $0.01 per warrant upon 30 days prior notice, provided that the warrants are exercisable and the registration statement covering the Common Stock issuable upon exercise of the warrants remains effective and available, and provided further that such redemption can only be made if the last sales price of the Common Stock is at least $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third day prior to the date on which notice of redemption is given. If the registration statement is not still effective at the time of exercise, the holders of the $11.50 warrants will not be entitled to exercise the warrants, and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle any such warrant exercise. Consequently, the $11.50 warrants may expire unexercised and unredeemed. The number of shares of Company Common Stock issuable upon the exercise of each $11.50 warrant is subject to adjustment from time to time upon the occurrence of specified events. The warrants expire in 2015.

2009 Follow-on Equity Offering and Repurchases

On September 29, 2009, the Company sold to the public 16.0 million shares of Common Stock for net proceeds of $148.8 million. Concurrently with the follow-on offering, the Company repurchased, pursuant to existing forward contracts, 16.3 million shares of Common Stock for $164.9 million. In addition, the Company repurchased approximately 9.2 million shares of Common Stock for $91.7 million, representing the shares held by those stockholders who voted against the Acquisition. These shares were previously presented as common stock subject to possible conversion on the Company’s consolidated balance sheet as of December 31, 2008.

2009 Forfeitures

In September 2009, 8.4 million warrants originally purchased in November 2007 and 4.0 million warrants originally purchased in February 2008 as part of the private placement were forfeited by their holders.

Outstanding Warrants

As of December 31, 2009, after considering all purchases, issuances, cancellations, forfeitures, transfers, repurchases and exchanges, the Company had 13.6 million $7.00 warrants and 14.4 million $11.50 warrants outstanding, which are exercisable through February 2013 and February 2015, respectively. All outstanding warrants are classified within stockholders’ equity.

5. Debt

As a result of the Acquisition, the Company assumed a $22.9 million (face value) 5% convertible subordinated note due October 2015 (the “Note”), originally issued by Iridium to Greenhill & Co. Europe Holdings Limited in connection with the Acquisition. The Note was converted into 1,995,629 shares of the Company’s Common Stock on October 24, 2009.

The Company paid all outstanding amounts for its first and second lien credit facilities on September 30, 2009, following the closing of the Acquisition on September 29, 2009.

6. Agreements with Motorola

Transition Services, Products and Asset Agreement

As a result of the Acquisition, the Company effectively acquired and assumed a Transition Services, Products and Asset Agreement (“TSA”) by and among Iridium Holdings, Iridium Satellite LLC (“Iridium Satellite”) and Motorola. Certain obligations under the TSA have been fully performed, including Motorola’s provision of services and transfers of assets, but other obligations are on-going, as described below.

The TSA requires that Iridium Satellite use Boeing to provide continuing steady-state operations and maintenance services with respect to the Satellite Network Operations Center, Telemetry, Tracking and Control stations and the on-orbit satellites (collectively, the “Iridium System”) (see Note 7). These services include, under certain circumstances, the removal of satellites in the constellation from operational or storage orbits and preparation for re-entry into the earth’s atmosphere. In addition, Iridium Satellite must (i) obtain and pay the premium for an in-orbit insurance policy on behalf of Boeing and certain other beneficiaries, (ii) pay the premiums for an aviation products – completed operations liability insurance policy obtained by Motorola, and (iii) maintain on deposit with Motorola an amount that at all times equals 150% of the current year’s annual premium. The deposit of $0.8 million as of December 31, 2009 is classified within other assets in the accompanying consolidated balance sheet. In addition, pursuant to the TSA and the O&M Agreement, Motorola has the right to cause the de-orbit of the constellation upon the occurrence of certain enumerated events.

The TSA also provides for the payment to Motorola of up to $8.5 million plus accrued interest on certain principal upon the occurrence of a “triggering event.” A triggering event is defined as the occurrence of a change of control (as defined in the TSA) of Iridium, the consummation of an initial public offering by Iridium Holdings or Iridium Satellite, a sale of all or a material portion of the assets of Iridium Holdings or Iridium Satellite, or upon reaching the date of December 11, 2010. This amount consists of three components: (i) a $6.0 million commitment fee, (ii) $1.25 million of deferred equipment financing and (iii) a $1.25 million product manufacturing fee (plus, in the case of clauses (ii) and (iii), accrued interest from the effective date of the TSA to the date of payment at an annual interest rate of prime plus 3%). The $8.5 million plus accrued interest has been recorded as a pre-Acquisition contingency liability and is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheet as of December 31, 2009.

Motorola Note Agreement

As a result of the Acquisition, the Company effectively acquired and assumed a Senior Subordinated Term Loan Agreement (the “Note Agreement”), pursuant to which Iridium borrowed $30 million from Motorola, as evidenced by a senior subordinated term note (the “Motorola Note”) dated December 11, 2000. The principal amount of, and all interest accrued on, the Motorola Note, was paid in full on May 27, 2005. However, as detailed below, certain additional payment obligations survived this repayment.

Under the Note Agreement, the Company is required to pay Motorola a commitment fee of $5.0 million upon the earlier of December 11, 2010, and the occurrence of a “trigger event.” A “trigger event” means the first to occur of: (a) a change of control (as defined in the Note Agreement), (b) the consummation of an initial public offering by Iridium Holdings or Iridium Satellite, or (c) the sale of all or a material portion of the assets of Iridium Holdings or Iridium Satellite. The Company has accrued the full amount of the commitment fee as a pre-Acquisition contingency liability and is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheet as of December 31, 2009.

Additionally, in the event of a “distribution event,” the Company is required to pay Motorola a loan success fee equal to the amount that a holder of Class B units in Iridium constituting 5% of the total number of issued and outstanding units (both Class A and B) would have received in the distribution event. A “distribution event” means the (i) direct or indirect (a) payment of any dividend or other distribution (in the form of cash or otherwise) in respect of the equity interests of Iridium or (b) purchase, conversion, redemption or other acquisition for value or otherwise by Iridium of any equity interest in Iridium or (ii) initial public or any secondary offering by Iridium Holdings or Iridium Satellite in which any holders of equity interests in Iridium are afforded the opportunity to participate as a selling equity holder in such offering. There were no payments to Motorola for loan success fees in the year ended December 31, 2009.

Finally, in addition to the above obligations, upon the first to occur of (a) any change of control (as defined in the Note Agreement) or (b) the sale of all or a material portion of the assets of Iridium Holdings or Iridium Satellite, the Company is required to pay a cash amount equal to the lesser of (i) an amount to be determined based on a multiple of earnings before interest, taxes, depreciation, and amortization less capital contributions not returned to Class A Unit holders and the amount of the $5.0 million commitment fee discussed above which has been or is concurrently being paid and (ii) the value of the consideration that a holder of Class B Units in Iridium constituting 5% of the total number of issued and outstanding units (both Class A and B) would receive in the transaction. The Company has $15.6 million accrued as a pre-Acquisition contingency liability and is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheet as of December 31, 2009.

On February 9, 2010, Motorola filed a complaint against Iridium Satellite and Iridium Holdings to seek recovery of the commitment fee and the loan success fee under the Note Agreement in an aggregate amount they allege is at least $24.7 million. The Company has updated its estimate and accrued an amount related to this claim in the accompanying consolidated balance sheet as of December 31, 2009.

7. Boeing Operations and Maintenance Agreement

As a result of the Acquisition, the Company acquired an operations and maintenance agreement between Iridium Constellation and Boeing, pursuant to which Boeing agreed to provide transition services and continuing steady-state operations and maintenance services with respect to the Iridium System (including engineering, systems analysis, and operations and maintenance services). Since Iridium Constellation initially entered into the agreement, there have been a number of amendments, including the O&M Agreement. As a result of these various amendments, the period of performance has been extended to be concurrent with the useful life of the satellite constellation, the schedule of monthly payments has been revised and a cost escalation according to a prescribed formula is now included. In addition, pursuant to the O&M Agreement, Boeing has the unilateral right to commence the de-orbit of the constellation upon the occurrence of certain enumerated events.

The O&M Agreement incorporates a revised de-orbit plan, which, if exercised, would cost approximately $16.0 million plus an amount equivalent to the premium of Section B de-orbit insurance coverage to be paid to Boeing in the event of a mass de-orbit of the satellite constellation. The Company caused to be issued to Boeing a $15.4 million letter of credit as collateral for de-orbit costs. This letter of credit is cash collateralized, and is included in restricted cash in the accompanying consolidated balance sheet at December 31, 2009.

Under the O&M Agreement, following the Acquisition, the Company incurred expenses of $11.9 million relating to satellite operations and maintenance costs for the year ended December 31, 2009 included in cost of services (exclusive of depreciation and amortization) in the accompanying consolidated statements of operations.

8. Property and Equipment

As a result of the Acquisition, property and equipment consisted of the following at:

December 31, 2009
(In thousands)
Satellite system	$347,057
Terrestrial system	4,262
Equipment	11,725
Gateway system	2,777
Internally developed software and purchased software	1,184
Building and leasehold improvements	25,890

392,895
Less: accumulated depreciation	(19,363)

373,532
Land	8,268
Construction in process	19,866

Total property and equipment, net of accumulated depreciation	$401,666

At December 31, 2009, construction in process consisted of assets being developed or constructed for various uses including: internally developed software of $11.5 million, equipment of $6.2 million, gateway system of $2.0 million, and terrestrial system of $0.2 million. Following the Acquisition, depreciation expense for the year ended December 31, 2009 was $19.4 million.

9. Intangible Assets

As a result of the Acquisition, the Company had identifiable intangible assets as follows:

	December 31, 2009
	Useful lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(In thousands)
Indefinite life intangible assets:
Trade names	Indefinite	$21,195	$—	$21,195
Spectrum and licenses	Indefinite	14,030	—	14,030

Total		35,225	—	35,225

Definite life intangible assets:
Customer relationships - government	5 years	20,355	(1,018)	19,337
Customer relationships - commercial	5 years	33,052	(1,653)	31,399
Core developed technology	5 years	4,842	(242)	4,600
Software	5 years	2,025	(101)	1,924

Total		60,274	(3,014)	57,260

Total intangible assets		$95,499	$(3,014)	$92,485

Intangible assets are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over their estimated useful lives. The Company has determined the useful lives of its identified intangible assets based on its assessment of all facts and circumstances, including (i) the expected use of the asset; (ii) the expected useful life of another asset or a group of assets to which the useful life of the intangible asset may relate; (iii) any legal, regulatory, or contractual provisions that may limit the useful life; (iv) the Company’s own historical experience in renewing or extending similar arrangements (consistent with the intended use of the asset), regardless of whether those arrangements have explicit renewal or extension provisions; (v) the effects of obsolescence, demand, competition and other economic factors (such as the stability of the industry, known technological advances, legislative action that results in an uncertain or changing regulatory environment and expected changes in distribution channels); and (vi) the level of maintenance expenditures required to obtain the expected future cash flows from the asset. The estimated useful lives may be adjusted from time to time before September 29, 2010, the first year anniversary of the Acquisition, as better information becomes available. The weighted average amortization period of intangible assets is 5 years. Following the Acquisition, amortization expense for the year ended December 31, 2009 was $3.0 million.

Future amortization expense with respect to intangible assets existing at December 31, 2009, by year and in the aggregate, is as follows:

Year ending December 31,	Amount
(In thousands)
2010	$12,055
2011	12,055
2012	12,055
2013	12,055
2014	9,040

Total estimated future amortization expense	$57,260

10. Commitments and Contingencies

Supplier Purchase Commitments

The Company has a manufacturing agreement with a supplier to manufacture subscriber equipment, which contains minimum monthly purchase requirements. The Company’s purchases have exceeded the monthly minimum requirement since inception. Pursuant to the agreement, the Company may be required to purchase excess materials if the materials are not used in production within the periods specified in the agreement. The supplier will then generally repurchase such materials from the Company at the same price paid by the Company, as required for the production of the devices. As of December 31, 2009, the Company has $1.0 million of excess materials and the amount is included in inventory on the accompanying consolidated balance sheets.

Unconditional purchase obligations are $269.0 million, which include payments under our O&M Agreement with Boeing, the Company’s agreement with a supplier for the manufacturing of the Company’s devices and various commitments with other vendors. Unconditional purchase obligations are scheduled for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 in the amounts of $71.0 million, $52.8 million, $52.8 million, $52.8 million, and $39.6 million, respectively.

In-Orbit Insurance

Due to various contractual requirements, the Company is required to maintain an in-orbit insurance policy with a de-orbiting endorsement to cover potential claims relating to operating or de-orbiting the satellite constellation. The policy covers the Company, Boeing as operator (see Note 7), Motorola (the original system architect and prior owner), contractors and subcontractors of the insured, the U.S. government and certain other sovereign nations.

The current policy has a one-year term, which expires December 12, 2010. The policy coverage is separated into Sections A and B. Liability limits for claims under each of Sections A and B are $500 million per occurrence and $1 billion in the aggregate. The deductible for claims is $250,000 per occurrence.

Section A coverage is currently in effect and covers risks in connection with in-orbit satellites. Section B coverage is effective once requested by the Company (the “Attachment Date”) and covers risks in connection with a decommissioning of the satellite system. The term of the coverage under Section B is 12 months from the Attachment Date. The premium for Section B coverage is $2.5 million and is payable on or before the Attachment Date. As of December 31, 2009, the Company had not requested Section B coverage since no decommissioning activities are currently anticipated.

The balance of the unamortized premium payment for Section A coverage is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. The Company has not accrued for any deductible amounts related to either Section A or B of the policy as of December 31, 2009, since management believes that the likelihood of an occurrence is remote.

Operating Leases

The Company leases land, office space, and office and computer equipment under noncancelable operating lease agreements. Most of the leases contain renewal options of 1 to 10 years. The Company’s obligations under the current terms of these leases extend through 2020.

Additionally, several of the Company’s leases contain clauses for rent escalation including, but not limited to, a pro-rata share of increased operating and real estate tax expenses. Rent expense is recognized pursuant to the existing accounting guidance, on a straight-line basis over the lease term. The Company leases facilities located in Chandler, Arizona (lease expires March 2014), Tempe, Arizona (leases expire December 2015 and March 2016), Bethesda, Maryland (lease expires April 2013), McLean, Virginia (lease expires May 2020), Canada (leases expire January 2015 and May 2015), and Norway (lease expires January 2016).

Future minimum lease payments, by year and in the aggregate, under noncancelable operating leases at December 31, 2009, are as follows (in thousands):

Year Ending December 31,	Operating Leases
2010	$2,510
2011	3,129
2012	3,194
2013	2,948
2014	2,282
Thereafter	8,154

$22,217

Rent expense for the years ended December 31, 2009 and 2008, and the period from November 2, 2007 (inception) to December 31, 2007 were $1.0 million, $0.1 million, and $0.0 million, respectively.

Contingencies

From time to time, in the normal course of business, the Company is party to various pending claims and lawsuits. Other than the Motorola action described in Note 6, the Company is not aware of any such actions that the Company would expect to have a material adverse impact on the Company’s business, financial results or financial condition.

11. Stock-Based Compensation

During 2009, the Company’s stockholders approved a stock incentive plan (the “2009 Stock Incentive Plan”) to provide stock-based awards, including nonqualified stock options, incentive stock options, restricted stock and other equity securities, as incentives and rewards for employees, consultants and non-employee directors. As of December 31, 2009, 8,000,000 shares of common stock have been authorized for issuance as awards under the 2009 Stock Incentive Plan. The Company did not issue stock-based awards prior to the adoption of the 2009 Stock Incentive Plan.

2009 Employee Stock Option Awards

In the fourth quarter of 2009, the Company granted approximately 2.6 million stock options to its employees. The stock option awards generally (i) have a term of ten years, (ii) vest over a four-year period with 25% vesting after the first year of service and ratably on a quarterly basis thereafter, (iii) are contingent upon employment on the vesting date, and (iv) have an exercise price of $8.73 per share, which is equal to the fair value of the shares at the date of grant. The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. Expected volatility is based on a review of the Company’s industry peer group’s historical and implied volatility, which the Company believes is a reasonable indicator of the expected volatility of the Company’s stock. The expected term of the award was calculated using the simplified method for all grants in 2009 as the Company currently does not have sufficient experience of its own option exercise patterns. The Company does not anticipate paying dividends during the expected term of the grants; therefore the dividend rate was assumed to be zero. The risk-free interest rate assumed is based upon U.S. Treasury Bond interest rates with similar terms at similar dates.

Assumptions used in determining the fair value of the Company’s options were as follows:

Year Ended December 31, 2009
Expected volatility	69%
Expected term (years)	5.75 - 6.25
Expected dividends	0%
Risk free interest rate	2.56% - 2.90%

At December 31, 2009, the weighted-average grant-date fair value was $5.61 per share. A summary of the activity of the Company’s stock options as of December 31, 2009 is as follows:

	Shares	Weighted- Average Exercise Price Per Share
	(In thousands, except per share amounts)
Options outstanding at January 1	—	$—
Granted	2,636	8.73
Cancelled or expired	—	—
Forfeited	—	—

Options outstanding at December 31	2,636	8.73

Options exercisable at December 31	—	—

Options vested at December 31	—	—

Options exercisable and expected to vest at December 31	2,436	8.73

The Company recognized $0.4 million of stock-based compensation expense during 2009. The aggregate intrinsic value for options exercisable and expected to vest was $0 since the exercise price was greater than the market price at December 31, 2009. As of December 31, 2009, the total unrecognized cost related to non-vested options was approximately $13.3 million. This cost is expected to be recognized over a weighted average period of 3.9 years. To the extent the Company’s actual forfeiture rate is different from its estimate of such forfeitures, the stock-based compensation may differ in future periods.

12. Segments, Significant Customers, Supplier and Service Providers and Geographic Information

The Company operates in one business segment, providing global satellite communication services and products.

The Company derived approximately 25% of its total revenue in the year ended December 31, 2009 (following the Acquisition) and approximately 28% of its accounts receivable balances at December 31, 2009 from agencies of the U.S.

government. The two largest commercial customers accounted for approximately 19% of the Company’s total revenue in the year ended December 31, 2009 (following the Acquisition) and approximately 18% of the Company’s accounts receivable balance at December 31, 2009.

The Company acquires subscriber equipment primarily from one manufacturer. Should events or circumstances prevent the manufacturer from producing the equipment, the Company’s business could be adversely affected until the Company is able to move production to other facilities of the manufacturer or secure a replacement manufacturer.

A significant portion of the Company’s satellite operations and maintenance services is provided by Boeing. Should events or circumstances prevent Boeing from providing these services, the Company’s business could be adversely affected until the Company is able to assume operations and maintenance responsibilities or secure a replacement service provider.

Net property and equipment by geographic area, was as follows:

December 31, 2009
(In thousands)
United States	$69,911
Satellites in orbit	329,704
All others (1)	2,051

$401,666

(1)	All others primarily includes subscriber equipment in international waters.

Revenue by geographic area following the Acquisition was as follows:

Year Ended December 31, 2009
(In thousands)
United States	$35,762
Canada	10,241
United Kingdom	8,733
Other countries (1)	21,253

$75,989

(1) No one other country represented more than 10% of revenue.

Revenue is attributed to geographic area based on the billing address of the distributor. Service location and the billing address are often not the same. The Company’s distributors sell services directly or indirectly to end-users, who may be located or use the Company’s products and services elsewhere. The Company cannot provide the geographical distribution of end-users because it does not contract directly with them. The Company does not have significant foreign exchange risk on sales, as nearly all invoices are denominated in United States dollars.

13. Fair Value Measurements

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value.

Financial Assets and Liabilities

Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalents and restricted cash were recorded at fair value at December 31, 2009 and December 31, 2008. The inputs used in measuring the fair value of these instruments are considered to be Level 1 in accordance with the fair value hierarchy. The fair values are based on period-end statements supplied by the various banks and brokers that held the majority of the Company’s funds deposited in institutional money market mutual funds and regular interest bearing and non-interest bearing depository accounts and certificates of deposits with commercial banks.

Short-term Financial Instruments

The fair values of short-term financial instruments (primarily cash and cash equivalents, prepaid expenses and other current assets, accounts receivable, accounts payable, accrued expenses and other current liabilities, and accrued compensation and employee benefits) approximate their carrying values because of their short-term nature.

14. Employee Benefit Plan

The Company sponsors a defined-contribution 401(k) retirement plan (the “Plan”) that covers all employees. Employees are eligible to participate in the Plan on the first day of the month following the date of hire, and participants are 100% vested from the date of eligibility. The Company matches employees’ contributions equal to 100% of the salary deferral contributions up to 5% of the employees’ compensation. Company-matching contributions to the Plan were $0.2 million for the year ended December 31, 2009 (following the Acquisition). The Company pays all administrative fees related to the Plan.

15. Indemnification Agreement

Iridium Satellite, Boeing, Motorola and the U.S. government entered into an indemnification agreement, effective December 5, 2000, that provides, among other things, that: (a) Iridium Satellite will maintain satellite liability insurance (see Notes 7 and 10); (b) Boeing will maintain aviation and space liability insurance; and (c) Motorola will maintain aviation products – completed operations liability insurance. Pursuant to the indemnification agreement, the U.S. government may, in its sole discretion, require the Company, Boeing or either of them to immediately de-orbit the Company’s satellites at no expense to the U.S. government upon the occurrence of certain enumerated events. However, as discussed in Note 2, Management does not believe the U.S. government will exercise this right.

16. Related Party Transaction

The Company paid $0.1 million, $0.1 million, and $0.0 million for the years ended December 31, 2009 and 2008, and the period from November 2, 2007 (inception) to December 31, 2007, respectively, to a stockholder for the use of office space and administrative services. This arrangement was terminated as of September 30, 2009.

17. Income Taxes

U.S. and foreign components of (loss) income before income taxes are presented below:

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
	(In thousands)
U.S. (loss) income	$(46,376)	$3,012
Foreign income	336	—

Total (loss) income	$(46,040)	$3,012

The components of the Company’s income tax (benefit) provision were as follows:

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
	(In thousands)
Current taxes:
Federal (benefit) provision	$(126)	$1,587
State provision	440	937
Foreign provision	76	—

Total current tax expense	390	2,524

Deferred taxes:
Federal (benefit)	(1,262)	(734)
State (benefit)	(735)	(434)
Foreign (benefit)	(47)	—

Total deferred tax (benefit)	(2,044)	(1,168)

Total income tax (benefit) provision	$(1,654)	$1,356

There was no tax benefit or provision for the period from November 2, 2007 (inception) to December 31, 2007.

The actual provision for income taxes differed from the statutory U.S. federal income tax rate as follow:

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
	(In thousands)
U.S. federal tax at statutory rate	$(16,114)	$1,024
Warrant exchange and other permanent items	12,991	—
Prior year true-ups and other	326	—
Branch profits tax	1,335	—
State taxes, net of federal benefit	(192)	332

Total income tax (benefit) provision	$(1,654)	$1,356

The components of deferred tax assets and liabilities at December 31, 2009 and 2008 were as follows:

	December 31, 2009	December 31, 2008
	(In thousands)
Deferred tax assets - current:
Accruals and reserves	$2,697	$—
Federal and State net operating losses and R&D and AMT credits	1,359	—
Other	1,253	—

Total gross deferred tax assets - current	5,309	—

Deferred tax assets - non-current:
Transaction costs	3,056	1,168
Deferred revenue	5,384	—
Accruals and reserves	7,476	—
Foreign net operating losses	127	—
Other	2,003	—

Total gross deferred tax assets - non-current	18,046	1,168

Deferred tax liabilities - current:
Inventory	(1,642)	—
Other	(1,059)	—

Total gross deferred tax liabilities - current	(2,701)	—

Deferred tax liabilities - non-current:
Fixed assets and intangibles	(109,500)	—
Accruals and reserves	(3,219)	—

Total gross deferred tax liabilities - non-current	(112,719)	—

Net deferred tax (liabilities) assets	$(92,065)	$1,168

The Company accounted for its business combination with Iridium Holdings by recording all assets acquired and liabilities assumed at their respective Acquisition-date fair values. Accordingly, the Company recognized deferred assets and liabilities for the tax effects of differences between assigned book values and tax bases of the assets acquired and liabilities assumed. As a result of the transaction, a net deferred tax liability of approximately $95.2 million was established.

As of December 31, 2009, the Company had cumulative U.S., state and foreign net operating loss carryforwards for income tax reporting purposes of approximately $3.5 million, $2.6 million and $6.0 million, respectively. The use of the cumulative net operating loss carryforward may be restricted due to changes in the Company’s ownership. The net operating loss carryforwards expire at various dates through 2029. As of December 31, 2009, the Company has research and development tax credits of approximately $0.5 million that expire at various dates through 2029. The Company also has $0.6 million of Alternative Minimum Tax (“AMT”) credits.

The Company has provided for U.S. income taxes on all undistributed earnings of its material foreign subsidiaries since the Company does not permanently reinvest the undistributed earnings. The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating losses and tax credit carryforwards. The Company measures deferred tax assets and liabilities using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date.

The Company also recognizes valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, management considers: (i) future reversals of existing taxable temporary differences; (ii) future taxable income exclusive of reversing temporary differences and carryforwards; (iii) taxable income in prior carryback year(s) if carryback is permitted under applicable tax law; and (iv) tax planning strategies.

Uncertain Income Tax Positions

The Company is subject to income taxes in the U.S., various states and numerous foreign jurisdictions. Significant judgment is required in evaluating its tax positions and determining its provision for income taxes. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

The amount of uncertain tax positions that would affect the effective tax rate if recognized at December 31, 2009 was $0.2 million.

It is anticipated that the amount of unrecognized tax benefit reflected at December 31, 2009 will not materially change in the next 12 months; any changes are not anticipated to have significant impact on the results of operations, financial position or cash flows of the Company.

The Company is subject to tax audits in all jurisdictions for which it files tax returns. Tax audits by their very nature are often complex and can require several years to complete. Neither the Company nor any of its subsidiaries are currently under audit by the Internal Revenue Service or by any state or foreign jurisdictions. The Company’s corporate U.S. tax returns for 2007 and 2008 remain subject to examination by tax authorities.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

For the Year Ended December 31, 2009
(In thousands)
Beginning balance of unrecognized tax benefits	$—
Increases based on tax positions related to current year	18
Increases based on liabilities assumed in the Acquisition	125

Ending balance of unrecognized tax benefits	$143

There were no unrecognized tax benefits prior to the Acquisition.

The Company has elected an accounting policy to classify accrued interest and penalties related to unrecognized tax benefits as a component of income tax benefit. As of December 31, 2009, any potential interest and penalties on unrecognized tax benefits were not significant.

18. (Loss) Earnings Per Share

The computations of basic and diluted (loss) earnings per share are set forth below:

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Period from November 2, 2007 (Inception) to December 31, 2007
	(In thousands, except per share amounts)
Numerator for basic and diluted (loss) earnings per share — net (loss) income	$(44,386)	$1,656	$(4)
Denominator for basic and diluted (loss) earnings per share — weighted average shares outstanding	53,964	43,268	11,500
(Loss) earnings per share — basic and diluted	$(0.82)	$0.04	$(0.00)

As of December 31, 2009, the Company had approximately 28.0 million warrants and 2.6 million stock options outstanding; because there was a loss for the year ended December 31, 2009, these warrants and options were considered to be anti-dilutive in those periods and therefore were excluded from the weighted average diluted shares outstanding calculation. Warrants issued by the Company in the initial public offering and private placement in 2008 and 2007, respectively, were contingently exercisable at the later of one year from the date of the applicable offering and the consummation of a business combination, provided, in each case, there is an effective registration statement covering the shares issuable upon exercise of the warrants. Therefore, 56.5 million and 11.5 million shares of common stock underlying the warrants were excluded from the basic and diluted earnings per share calculation for the year ended December 31, 2008 and for the period from November 2, 2007 (inception) to December 31, 2007, respectively.

19. Selected Quarterly Information (Unaudited)

The following represents the Company’s unaudited quarterly results for the years ended December 31, 2009 and 2008.

	For the Quarter Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	(In thousands, except per share amounts)
Revenue	$—	$—	$—	$75,989
Operating loss	$(464)	$(328)	$(6,093)	$(6,290)
Net income (loss)	$34	$(17)	$(39,428)	$(4,975)
Earnings (loss) per common share – basic and diluted	$0.00	$(0.00)	$(0.81)	$(0.07)

	For the Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(In thousands, except per share amounts)
Revenue	$—	$—	$—	$—
Operating loss	$(112)	$(82)	$(106)	$(2,292)
Net income (loss)	$545	$907	$1,097	$(893)
Earnings (loss) per common share – basic and diluted	$0.02	$0.02	$0.02	$(0.02)

The quarter ended September 30, 2009 includes a $34.1 million change in the fair value of warrants due to the Company’s determination that the exchange agreements entered into with the holders of 26.8 million warrants were derivative instruments. The quarter ended December 31, 2009 reflects the results of post-Acquisition activities. The sum of the per share amounts does not equal the annual amounts due to changes in the weighted average number of common shares outstanding during the year.

20. Subsequent Events

On February 9, 2010, Motorola filed a complaint against the Company. Refer to Note 6 for more information.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Iridium Communications Inc.

We have audited the accompanying consolidated balance sheets of Iridium Holdings LLC (predecessor of Iridium Communications Inc.) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in members’ deficit and comprehensive income, and cash flows for the years then ended, and for the period from January 1, 2009 to September 29, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Iridium Holdings LLC at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended and for the period from January 1, 2009 to September 29, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia
March 16, 2010

Iridium Holdings LLC – Predecessor Company

Consolidated Balance Sheets

(In thousands, except unit data)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$24,810	$22,105
Restricted cash	120	3,020
Accounts receivable	41,031	35,114
Inventory	29,847	14,156
Deferred cost of sales	—	3,408
Prepaid expenses and other current assets	5,547	2,539

Total current assets	101,355	80,342

Property and equipment, net of accumulated depreciation	63,090	59,959
Restricted cash	15,400	15,400
Deferred financing costs and other assets	10,724	11,880

Total assets	$190,569	$167,581

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$6,650	$2,361
Accrued expenses and other current liabilities	23,973	19,415
Accrued compensation and employee benefits	10,586	8,843
Credit facility, current portion	30,379	12,933
Deferred revenue	25,366	24,152

Total current liabilities	96,954	67,704

Accrued satellite operations and maintenance expense, net of current portion	9,898	12,372
Motorola payable	10,849	9,761
Credit facility	106,541	151,542
Convertible subordinated note	22,900	—
Other long-term liabilities	5,657	4,649

Total liabilities	252,799	246,028

Commitments and contingencies
Members’ deficit:
Members’ units:
Class A Units (1,083,872 units issued and outstanding)	—	—
Class B Units (518,012 and 455,209 units issued and outstanding, respectively)	—	—
Additional paid-in capital	4,429	761
Accumulated deficit	(63,497)	(75,576)
Accumulated other comprehensive loss	(3,162)	(3,632)

Total members’ deficit	(62,230)	(78,447)

Total liabilities and members’ deficit	$190,569	$167,581

See accompanying notes to consolidated financial statements

Iridium Holdings LLC – Predecessor Company

Consolidated Statements of Income

(In thousands, except per unit data)

	For the Period from January 1,2009 to September 29, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Revenue:
Services:
Government	$56,039	$67,759	$57,850
Commercial	120,706	133,247	101,172
Subscriber equipment	66,206	119,938	101,879

Total revenue	242,951	320,944	260,901

Operating expenses:
Cost of subscriber equipment sales	33,265	67,570	62,439
Cost of services (exclusive of depreciation and amortization)	58,978	69,882	63,614
Selling, general and administrative	44,505	55,105	46,350
Research and development	17,432	32,774	13,944
Depreciation and amortization	10,850	12,535	11,380
Transaction costs	12,478	7,959	—

Total operating expenses	177,508	245,825	197,727

Operating profit	65,443	75,119	63,174

Other (expense) income:
Interest expense, net of capitalized interest of $324, $1,303 and $775 for the period January 1, 2009 to September 29, 2009 and the year ended December 31, 2008 and 2007, respectively	(12,829)	(21,094)	(21,771)

Interest income and other income (expense), net	670	(146)	2,370

Total other (expense) income	(12,159)	(21,240)	(19,401)

Net income	$53,284	$53,879	$43,773

Net income attributable to Class A Units	$36,143	$36,456	$30,826
Weighted average Class A Units outstanding – basic	1,084	1,084	1,084
Weighted average Class A Units outstanding – diluted	1,168	1,098	1,084
Earnings per unit – basic	$33.34	$33.63	$28.44
Earnings per unit – diluted	$31.75	$33.40	$28.44

See accompanying notes to consolidated financial statements

Iridium Holdings LLC – Predecessor Company

Consolidated Statements of Changes in Members’ Deficit and Comprehensive Income

(In thousands except unit data)

	Class A Units		Class B Units
	Number of Units	Amount	Number of Units	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Member’s Deficit	Comprehensive Income
Balance at December 31, 2006	1,083,872	$—	435,703	$—	$535	$(2,375)	$(119,349)	$(121,189)
Equity-based compensation	—	—	—	—	226	—	—	226
Class B Units issued	—	—	15,390	—	—	—	—	—
Class B Units forfeited	—	—	(1,539)	—	—	—	—	—
Anti-dilution adjustment	—	—	5,655	—	—	—	—	—
Net income	—	—	—	—	—	—	43,773	43,773	$43,773
Other comprehensive loss—swap	—	—	—	—	—	(1,257)	—	(1,257)	(1,257)

Balance at December 31, 2007	1,083,872	—	455,209	—	761	(3,632)	(75,576)	(78,447)

Total for the year ended December 31, 2007									$42,516

Equity-based compensation	—	—	—	—	1,964	—	—	1,964
Exchange of profits interests for B Units	—	—	59,382	—	1,704	—	—	1,704
Class A and B Units distributions	—	—	—	—	—	—	(41,800)	(41,800)
Anti-dilution adjustment	—	—	3,421	—	—	—	—	—
Net income	—	—	—	—	—	—	53,879	53,879	$53,879
Other comprehensive income—swap	—	—	—	—	—	470	—	470	470

Balance at December 31, 2008	1,083,872	$—	518,012	$—	$4,429	$(3,162)	$(63,497)	$(62,230)

Total for the year ended December 31, 2008									$54,349

Resignation of board member	—	—	(3,958)	—	—	—	—	—
Equity-based compensation	—	—	—	—	2,616	—	—	2,616
Net income	—	—	—	—	—	—	53,284	53,284	$53,284
Cumulative translation adjustment	—	—	—	—	—	104	—	104	104
Other comprehensive income – swap	—	—	—	—	—	2,028	—	2,028	2,028

Balance at September 29, 2009 (date of acquisition)	1,083,872	$—	514,054	$—	$7,045	$(1,030)	$(10,213)	$(4,198)

Total for the period-ended September 29, 2009 (date of acquisition)									$55,416

See accompanying notes to consolidated financial statements

Iridium Holdings LLC – Predecessor Company

Consolidated Statements of Cash Flows

(In thousands)

	For the Period from January 1, 2009 to September 29, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
Operating activities:
Net income	$53,284	$53,879	$43,773
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10,850	12,535	11,380
Other non-cash amortization and accretion	2,537	5,425	2,862
Equity and profits interest compensation	5,406	2,867	2,901
Change in certain operating assets and liabilities:
Accounts receivable, net	(5,539)	(6,193)	(9,943)
Inventory	8,919	(15,691)	(3,852)
Prepaid expenses and other current assets	2,158	(3,008)	(692)
Deferred cost of sales	—	3,408	11,836
Other noncurrent assets	935	(3,206)	(5,790)
Accounts payable	(2,368)	4,289	(2,631)
Accrued expenses and other liabilities	(7,134)	5,849	(3,439)
Accrued compensation and employee benefits	(2,908)	2,544	2,886
Deferred revenue	(54)	1,214	(10,256)
Accrued satellite operations and maintenance expense	(1,856)	(2,474)	(2,475)

Net cash provided by operating activities	64,230	61,438	36,560

Investing activities:
Capital expenditures	(7,698)	(13,913)	(19,787)

Net cash used in investing activities	(7,698)	(13,913)	(19,787)

Financing activities:
Payments under credit facilities	(23,327)	(27,554)	(26,526)
Proceeds from issuance of Convertible Subordinated Note	—	22,900	—
Payment of deferred financing fees	—	(1,688)	—
Transfers from restricted cash for letters of credit	—	2,900	—
Distributions to Class A and B members	—	(41,378)	—

Net cash used in financing activities	(23,327)	(44,820)	(26,526)

Net increase in cash and cash equivalents	33,205	2,705	(9,753)
Cash and cash equivalents, beginning of period	24,810	22,105	31,858

Cash and cash equivalents, end of period	$58,015	$24,810	$22,105

Supplementary cash flow information:
Cash paid for interest	$10,704	$16,991	$20,643

Supplementary disclosure of non-cash investing activities:
Leasehold incentives in the form of leasehold improvements	$—	$1,171	$357
Property and equipment received but not paid for at period end	$2,403	$581	$—

See accompanying notes to consolidated financial statements

Iridium Holdings LLC – Predecessor Company

Notes to Consolidated Financial Statements

September 29, 2009

1. Organization and Business

Organization

Iridium Holdings LLC (“Iridium Holdings” and, together with its direct and indirect subsidiaries, “Iridium”) was formed under the laws of Delaware in 2000 and was organized as a limited liability company pursuant to the Delaware Limited Liability Company Act. On December 11, 2000, Iridium Satellite LLC, a wholly owned subsidiary of Iridium Holdings, acquired certain satellite communication assets from Iridium LLC, a non-affiliated debtor in possession, pursuant to an asset purchase agreement.

Business

Iridium is a provider of mobile voice and data communications services via satellite. Iridium holds various licenses and authorizations from the Federal Communications Commission (the “FCC”) and from international regulatory bodies that permit Iridium to conduct its business, including the operation of its satellite constellation. Iridium offers voice and data communications services and products to businesses, U.S. and international government agencies and other customers on a global basis.

On September 22, 2008, Iridium Holdings and its members entered into a transaction agreement, as amended on April 28, 2009 (the “Transaction Agreement”), with GHL Acquisition Corp., a special purpose acquisition company (“GHQ”), whereby GHQ agreed to purchase, directly or indirectly, all of the outstanding equity of Iridium Holdings (the “Acquisition”). Following the closing of the Acquisition on September 29, 2009, GHQ changed its name to Iridium Communications Inc. Total consideration included approximately 29.4 million shares of GHQ’s common stock and $102.6 million in cash (which included a requirement to make a payment of $25.5 million in cash to some of the former members of Iridium Holdings for tax benefits Iridium Communications Inc. received, payable on December 29, 2009). Iridium is considered a predecessor entity to Iridium Communications Inc.

2. Significant Accounting Policies and Basis of Presentation

Principles of Consolidation and Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of Iridium and its wholly-owned and majority-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Reclassifications

Approximately $1.0 million of selling, general and administrative expense for the six months ended June 30, 2009 has been reclassified to cost of services (exclusive of depreciation and amortization).

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires Iridium to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ materially from those estimates.

Financial Instruments

The consolidated balance sheets include various financial instruments (primarily cash and cash equivalents, convertible subordinated debt, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities, long-term debt, derivative instruments, and other obligations). Additional information regarding fair value is disclosed in Note 13.

Concentrations of Credit Risk

Financial instruments that potentially subject Iridium to concentrations of credit risk consist primarily of cash and cash equivalents and receivables. The majority of this cash is swept nightly into a money market fund with a diversified portfolio. Iridium performs credit evaluations of its customers’ financial condition and records reserves to provide for estimated credit losses. Accounts receivable are due from both domestic and international customers (see Note 12). Iridium maintained its cash and cash equivalents with financial institutions with high credit ratings, although at times Iridium maintained deposits in federally insured financial institutions in excess of federally insured (FDIC) limits.

Cash and Cash Equivalents

Iridium considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The cash and cash equivalents balances at December 31, 2008 and 2007 consisted of cash deposited in institutional money market mutual funds and regular interest bearing and non-interest bearing depository accounts and certificates of deposits with commercial banks.

Accounts Receivable

Trade accounts receivable are generally recorded at the invoiced amount and are subject to late fee penalties. Accounts receivable are stated net of allowances for doubtful accounts. Iridium had no allowance for doubtful accounts at December 31, 2008 or 2007. Iridium develops its estimate of this allowance based on Iridium’s experience with specific customers, aging of outstanding invoices, its understanding of their current economic circumstances and its own judgment as to the likelihood that it will ultimately receive payment. Iridium writes off its accounts receivable when balances are deemed uncollectible.

Foreign Currencies

The functional currency of Iridium’s foreign consolidated subsidiaries is its local currency. Assets and liabilities of its foreign subsidiaries are translated to United States dollars based on exchange rates at the end of the reporting period. Income and expense items are translated at the weighted average exchange rates prevailing during the reporting period. Translation adjustments are accumulated in a separate component of members’ equity. Transaction gains or losses are classified as “Interest income and other income (expense), net” in the statements of income.

Inventory

Inventory consists primarily of finished goods including Iridium OpenPort terminals, handsets, L-Band transceivers, data devices, related accessories, and replacement parts to be sold to customers to access Iridium services. Iridium also has raw materials from third-party manufacturers (see Note 9). Iridium outsources manufacturing of subscriber equipment primarily to a third-party manufacturer and purchases accessories from third-party suppliers. Iridium’s cost of inventory includes an allocation of overhead (including salaries and benefits of employees directly involved in bringing inventory to its existing condition, scrap, tooling and freight). Inventories are valued using the average cost method, and are carried at the lower of cost or market.

Accounting for Equity-Based Compensation

Iridium accounts for equity-based compensation at fair value; accordingly Iridium expenses the estimated fair value of share-based awards made in exchange for employee services over the requisite employee service period. Share-based compensation cost is determined at the grant date using the Black-Scholes option pricing model. The value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the employee’s requisite service period and is classified in the statement of income in a manner consistent with the statement of income’s classification of the employee’s salaries. No grants of equity based compensation occurred in 2009.

The expected volatility assumption used in the option pricing model was based on a review of the expected volatility of publicly traded entities similar to Iridium, which Iridium believes is a reasonable indicator of the expected volatility. The risk-free interest rate assumption is based upon U.S. Treasury Bond interest rates with terms similar to the expected term of the award. The dividend yield assumption is based on Iridium’s history of not declaring and paying dividends. The expected term is based on Iridium’s best estimate for the period of time for which the instrument is expected to be outstanding.

Since Iridium was a nonpublic entity, Iridium can make a policy decision regarding whether to measure all of the liabilities incurred under share-based payment arrangements at fair value or to measure all such liabilities at intrinsic value. Iridium’s policy is to measure all share-based payment liabilities using the intrinsic value method. This intrinsic value is then amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

As a result of the Acquisition, certain employee share-based awards and certain other employee benefits were automatically accelerated in vesting. The acceleration resulted in an additional $3.8 million expense in the consolidated statement of income for the period January 1, 2009 to September 29, 2009 (the “2009 Period”). As of September 29, 2009, the closing date of the Acquisition, there were no equity based awards outstanding.

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Leasehold improvements are depreciated over the shorter of their useful life or their remaining lease term. Depreciation is calculated using the straight-line method over the following estimated useful lives:

Satellite system	14 years
Terrestrial system	7 years
Equipment	3 – 5 years
Gateway system	5 years
Internally developed software and purchased software	3 – 7 years
Building	39 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Iridium capitalizes interest costs associated with the construction of capital assets and amortizes the cost over the assets’ useful lives beginning when the assets are placed in service. Repairs and maintenance costs are expensed as incurred.

Long-Lived Assets

Iridium assesses the impairment of long-lived assets when indicators of impairment are present. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. Any impairment loss would be measured as the excess of the assets’ carrying amount over their fair value. Fair value is based on market prices where available, an estimate of market value or various valuation techniques.

The carrying value of a satellite lost as a result of an in-orbit failure would be charged to operations upon the occurrence of the loss. Iridium recorded $0.1 million of impairment charges in both the 2009 Period and the year ended December 31, 2008 for lost use on satellites. No impairment losses were recorded in 2007.

Convertible Subordinated Note

In October 2008, Iridium issued to Greenhill & Co. Europe Holdings Limited (the “Holder”), a $22.9 million 5% convertible subordinated note due October 2015 (the “Note”). Iridium has determined that the embedded derivatives contained in the Note (including the conversion option, the Holder’s put options and Iridium’s call option) do not require separate accounting, and therefore Iridium accounted for the Note as a conventional convertible debt instrument. There are no beneficial conversion features associated with the Note. Interest on the Note began accruing in April 2009 at 5% per year. Iridium recorded periodic interest cost using the effective interest rate method.

Deferred Financing Costs

Costs incurred in connection with securing debt financing have been deferred and are amortized as additional interest expense using the effective interest method over the term of the related debt.

Comprehensive Income

Comprehensive income is as follows:

	For the 2009 Period	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
	(In thousands)
Net income	$53,284	$53,879	$43,773
Increase (decrease) to fair value of interest rate swaps	2,028	470	(1,257)
Cumulative translation adjustments	104	—	—

Comprehensive income	$55,416	$54,349	$42,516

Asset Retirement Obligations

Liabilities arising from legal obligations associated with the retirement of long-lived assets are required to be measured at fair value and recorded as a liability. Upon initial recognition of a liability for retirement obligations, a company must record an asset, which is depreciated over the life of the asset to be retired.

Under certain circumstances, each of the U.S. government, The Boeing Company (“Boeing”) and Motorola, Inc. (“Motorola”) has the unilateral right to require the de-orbit of Iridium’s satellite constellation. In the event Iridium was required to effect a mass de-orbit, Iridium, pursuant to the amended and restated operations and maintenance agreement with Boeing (the “O&M Agreement”), would be required to pay Boeing $16.0 million, plus an amount equivalent to the premium for inception of Section B de-orbit insurance coverage ($2.5 million as of December 31, 2008). Iridium has concluded that each of the foregoing de-orbit rights meets the definition of a legal obligation and currently does not believe the U.S. government, Boeing or Motorola will exercise their respective de-orbit rights. As a result, Iridium believes the likelihood of any future cash outflows associated with the mass de-orbit obligation is remote. Accordingly, Iridium has not recorded an asset retirement obligation relating to the potential de-orbit rights in its consolidated balance sheet.

There are other circumstances in which Iridium could be required, either by the U.S. government or for technical reasons, to de-orbit an individual satellite; however, Iridium believes that such costs would not be significant relative to the costs associated with the ordinary operations of the satellite constellation.

Revenue Recognition

Iridium derives its revenue primarily as a wholesaler of satellite communications products and services. The primary types of revenue include (i) services revenue (access and usage-based airtime fees) and (ii) subscriber equipment revenue. Additionally, Iridium generates revenue by providing engineering and support services to commercial and government customers.

Wholesaler of satellite communications products and services

Pursuant to wholesale agreements, Iridium sells its products and services to service providers who, in turn, sell the products and services to other distributors or directly to the end-users. Generally, Iridium recognizes revenue when services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed or determinable, and collection is probable, as follows:

Contracts with multiple elements

At times, Iridium sells subscriber equipment through multi-element contracts that bundle subscriber equipment with airtime services. When it sells subscriber equipment and airtime services in bundled arrangements that include guaranteed minimum orders and determines that it has separate units of accounting, Iridium allocates the bundled contract price among the various contract deliverables based on each deliverable’s relative fair value. Iridium determines vendor specific objective evidence of fair value by assessing sales prices of subscriber equipment and airtime services when they are sold to customers on a stand-alone basis.

Services revenue sold on a stand-alone basis

Services revenue is generated from Iridium’s service providers through usage of its satellite system and through fixed monthly access fees per user charged to service providers. Revenue for usage is recognized when usage occurs. Revenue for fixed-per-user access fees is recognized ratably over the period in which the services are provided to the end-user. Revenue from prepaid services is recognized when usage occurs or, if not used, when the customer’s right to access the unused prepaid services expires. Iridium does not offer refund privileges for unused prepaid services. Deferred prepaid services revenue and access fees are typically earned and recognized as income within one year of customer prepayment. Based on historical information for prepaid scratch card services that do not have an initial expiration date, Iridium records breakage associated with prepaid scratch card account balances for which the likelihood of redemption is remote, which is generally determined after 36 months from issuance.

Subscriber equipment sold on a stand-alone basis

Iridium recognizes subscriber equipment sales and the related costs when title to the equipment (and the risks and rewards of ownership) passes to the customer, typically upon shipment.

Services and subscriber equipment sold to the U.S. government

Iridium provides airtime to U.S. government subscribers through (i) fixed monthly fees on a per user basis for unlimited voice services, (ii) fixed monthly fees per user for unlimited paging services and (iii) a tiered pricing plan (based on usage) per device for data services. Revenue related to these services is recognized ratably over the periods in which the services are provided; and costs are expensed as incurred. The U.S. government purchases its equipment from third-party service providers and not directly from Iridium.

Government engineering and support services

Iridium provides maintenance services to the U.S. government’s dedicated gateway in Hawaii. This revenue is recognized ratably over the periods in which the services are provided; costs are expensed as incurred.

Other government and commercial engineering and support services

Iridium also provides certain engineering services to assist customers in developing new technologies for use on the Iridium satellite system. The revenue associated with these services is recorded when the services are rendered, typically on a percentage of completion method of accounting based on Iridium’s estimate of total costs expected to complete the contract; and costs are expensed as incurred. Revenue on cost-plus-fixed-fee contracts is recognized to the extent of estimated costs incurred plus the applicable fees earned. Iridium considers fixed fees under cost-plus-fixed-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract.

Warranty Expense

Iridium generally provides its customers a warranty on subscriber equipment for one to two years from the date of activation, depending on the product. A warranty accrual is made when it is estimable and probable that a loss has been incurred. A warranty reserve is maintained based on historical experience of warranty costs and expected occurrences of warranty claims on equipment. Costs associated with warranties are recorded as cost of subscriber equipment sales and include equipment replacements, repairs and program administration.

The following is a summary of the activity in the warranty reserve account:

	For the 2009 Period	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
	(In thousands)
Balance at beginning of period	$(381)	$(483)	$(218)
Provision	(1,256)	(318)	(610)
Utilization	976	420	345

Balance at end of period	$(661)	$(381)	$(483)

Research and Development

Research and development costs are charged as an expense in the period in which they are incurred.

Advertising Costs

Costs associated with advertising and promotions are expensed as incurred. Advertising expenses, primarily consisting of print media, were $0.3 million, $0.5 million and $0.4 million in the 2009 Period and the years ended December 31, 2008 and 2007, respectively.

Income and Other Taxes

As a limited liability company that is treated as a partnership for federal income tax purposes, Iridium Holdings is generally not subject to federal or state income tax directly. Rather, each member is subject to income taxation based on the member’s portion of Iridium Holdings’ income or loss, as defined in Iridium Holdings’ amended and restated limited liability company agreement (the “LLC Agreement”). Iridium Holdings is subject to income taxes in certain non-U.S. jurisdictions in which its foreign affiliates operate.

Accounting Developments

In February 2007, the Financial Accounting Standards Board (“FASB”) issued accounting guidance that permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This accounting guidance does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. Iridium has chosen not to adopt the alternative provided in this statement.

In April 2009, the FASB issued accounting guidance for other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities. The accounting guidance is effective for interim and annual periods ending after June 15, 2009.

Iridium adopted the accounting guidance in the second quarter of 2009 and the adoption did not have a material impact on its financial position or results of operations.

In May 2009, the FASB issued accounting guidance for subsequent events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The accounting guidance applies prospectively to both interim and annual financial periods ending after June 15, 2009. Iridium adopted the accounting guidance for subsequent events in the second quarter of 2009 and the adoption did not have a material impact on the reporting of its subsequent events.

3. Transition Services, Products and Asset Agreement

General

On December 11, 2000, Iridium Holdings and Iridium Satellite LLC (“Iridium Satellite”), a wholly owned subsidiary of Iridium Holdings, entered into a Transition Services, Products and Asset Agreement (“TSA”) with Motorola. Certain obligations under the TSA have been fully performed, including Motorola’s provision of services and transfers of assets, but other obligations are on-going, as described below.

The TSA requires that Iridium use Boeing to provide continuing steady-state operations and maintenance services with respect to the Satellite Network Operations Center, Telemetry, Tracking and Control stations and the on-orbit satellites (collectively, the “Iridium System”) (see Note 4). These services include, under certain circumstances, the removal of satellites in the constellation from operational or storage orbits and preparation for re-entry into the earth’s atmosphere. In addition, Iridium must (i) obtain and pay the premium for an in-orbit insurance policy on behalf of Boeing and certain other beneficiaries, (ii) pay the premiums for an aviation products liability insurance policy obtained by Motorola, and (iii) maintain on deposit with Motorola an amount that at all times equals 150% of the current year’s annual premium. The deposit of $0.8 million as of December 31, 2008 is classified within deferred financing costs and other assets in the accompanying consolidated balance sheets. In addition, pursuant to the TSA and the O&M Agreement, Motorola has the right to cause the de-orbit of the constellation upon the occurrence of certain enumerated events.

Pursuant to the TSA, Class B Units were issued to Motorola in consideration of Motorola’s transfer of certain licenses and equipment. These units have certain limited anti-dilution provisions (as described in the TSA).

Motorola Payables

The TSA also provides for the payment to Motorola of up to $8.5 million plus accrued interest on certain principal upon the occurrence of a “triggering event.” A triggering event is defined as the occurrence of a change of control (as defined in the TSA), the consummation of an initial public offering by Iridium Holdings or Iridium Satellite, a sale of all or a material portion of the assets of Iridium Holdings or Iridium Satellite, or upon reaching the date of December 11, 2010. This amount consists of three components: (i) a $6.0 million commitment fee, (ii) $1.25 million of deferred equipment financing and (iii) a $1.25 million product manufacturing fee (plus, in the case of clauses (ii) and (iii), accrued interest from the effective date of the TSA to the date of payment at an annual interest rate of prime plus 3%).

Iridium discounted the $6.0 million commitment fee at an imputed rate of 12.5% over 10 years, resulting in an original issue discount of $4.2 million. The net liability is included in the Motorola payable in the accompanying consolidated balance sheets as of December 31, 2008 and 2007, respectively. The $1.25 million deferred equipment financing and accrued interest described above is also included in the Motorola payable at December 31, 2008 and 2007. Iridium does not believe it is obligated to pay to the product manufacturing fee noted above. See Note 19 for more information on the Motorola payables.

4. Boeing Operations and Maintenance Agreement

On December 11, 2000, Iridium Constellation LLC (“Iridium Constellation”), a wholly owned subsidiary of Iridium Holdings, entered into an operations and maintenance agreement with Boeing, pursuant to which Boeing agreed to provide transition services and continuing steady-state operations and maintenance services with respect to the Iridium System (including engineering, systems analysis, and operations and maintenance services). Since Iridium Constellation initially entered into the agreement, there have been a number of amendments, including the O&M Agreement. As a result of these various amendments, the period of performance has been extended to be concurrent with the useful life of the satellite constellation, the schedule of monthly payments has been revised and a cost escalation according to a prescribed formula is now included. In addition, pursuant to the O&M Agreement, Boeing has the unilateral right to commence the de-orbit of the constellation upon the occurrence of certain enumerated events.

The O&M Agreement incorporates a revised de-orbit plan, which, if exercised, would cost approximately $16.0 million plus an amount equivalent to the premium of Section B de-orbit insurance coverage to be paid to Boeing in the event of a mass de-orbit of the satellite constellation. Iridium caused to be issued to Boeing a $15.4 million letter of credit as collateral for de-orbit costs. This letter of credit is cash collateralized, which is included in long-term restricted cash in the accompanying consolidated balance sheets.

Under the O&M Agreement, Iridium incurred expenses of $37.7 million, $48.7 million and $47.0 million relating to satellite operations and maintenance costs for the 2009 Period and for the years ended December 31, 2008 and 2007, respectively.

The O&M Agreement previously provided for Boeing to receive an additional fee of 5% of any amounts distributed to Class A or Class B members of Iridium to the extent that such distributions did not constitute a return of members’ capital contributions or distributions in respect of the members’ tax liabilities. Boeing was entitled to receive, upon any sale or exchange of substantially all of the interests of the Class A and B members to an unrelated third party, 5% of the aggregate amount received by the Class A and B members. In 2007, Iridium and Boeing agreed to terminate Boeing’s right to this additional fee in exchange for a payment of $7.8 million, which was recorded as a prepaid expense. During the 2009 Period and for the years ended December 31, 2008 and 2007, related amortization expense was $0.9 million, $1.2 million, and $0.9 million respectively. Of the remaining $5.7 million, $1.1 million was included in prepaid expenses and other current assets and $4.6 million was included in deferred financing costs and other assets in the accompanying consolidated balance sheet as of December 31, 2008.

5. Property and Equipment

Property and equipment consisted of the following at:

	December 31, 2008	December 31, 2007
	(In thousands)
Satellite system	$47,052	$47,332
Terrestrial system	8,958	9,453
Equipment	18,985	15,490
Gateway system	10,971	9,308
Internally developed software and purchased software	27,465	10,599
Building and leasehold improvements	11,299	9,160

	124,730	101,342
Less: accumulated depreciation	(66,514)	(57,426)

	58,216	43,916
Land	1,280	1,280
Construction in process	3,594	14,763

Total property and equipment, net of accumulated depreciation	$63,090	$59,959

At December 31, 2008, construction in process consisted of assets being constructed for various uses including: equipment of $0.7 million, gateway system assets of $2.3 million, internally developed software of $0.5 million and terrestrial system assets of $0.1 million. At December 31, 2007, construction in process consisted of assets being constructed for various uses including: equipment of $1.2 million, gateway system assets of $0.1 million, internally developed software of $13.3 million, and terrestrial system assets of $0.2 million. Depreciation expense was $10.9 million, $12.5 million, and $11.4 million for the 2009 Period and the years ended December 31, 2008 and 2007, respectively.

6. Credit Facility

On July 27, 2006, Iridium entered into a $170.0 million first lien credit facility and $40.0 million second lien credit facility (collectively, the “Credit Facility”). The Credit Facility includes a $98.0 million four-year first lien Tranche A term loan facility, a $62.0 million five-year first lien Tranche B term loan facility, and a $40.0 million six-year second lien term loan facility. In addition, the facilities include a $10.0 million three-year revolving credit facility. The proceeds of the Credit Facility were used to repay Iridium’s then existing credit facilities, provide cash collateral for letters of credit, return capital to Iridium’s equity investors and for general corporate purposes including development of new and advanced devices and services. Iridium elected the Eurodollar base interest rate for the calculation of interest and currently uses the London Interbank Offered Rate (“LIBOR”), which is an acceptable substitute to the Eurodollar base rate according to the Credit Facility agreement.

Mandatory principal prepayments are required based on net cash proceeds related to debt or equity issuances and certain dispositions, as is a mandatory prepayment of 75% of excess cash flow, determined by a defined formula. Iridium must also maintain hedge agreements in order to provide interest rate protection on a minimum of 50% of the aggregate principal amounts outstanding during the first three years of the Credit Facility. As a result, Iridium entered into four interest rate swap agreements upon the closing of the Credit Facility that ranged in duration from one to four years and collectively in July 2006 provided interest rate protection on $170.0 million (see Note 13).

The Credit Facility requires Iridium to abide by various covenants primarily related to limitations on liens, indebtedness, sales of assets, investments, dispositions, distributions to members, transactions with affiliates and certain financial covenants with respect to its consolidated leverage ratio on a quarterly basis. Iridium was compliant with all covenants required by the Credit Facility at December 31, 2008 and 2007. Substantially all of Iridium’s assets are pledged as collateral for the Credit Facility.

On October 17, 2008, Iridium entered into Amendment No. 1 to the first lien credit facility (“First Lien Amendment”) and Amendment No. 1 to the second lien credit facility (“Second Lien Amendment”). The First Lien Amendment and Second Lien Amendment included the consent of the respective lenders to the issuance of the Convertible Subordinated Note with Greenhill & Co. Europe Holdings Limited (see Note 7).

Pursuant to the First Lien Amendment, Iridium and its requisite lenders agreed to, among other things: (i) increase the applicable margin for Eurodollar loans by 75 basis points to 5%; (ii) increase permitted capital expenditures for 2008 and 2009; (iii) permit distributions of up to $37.9 million to the members of Iridium in 2008; (iv) require Iridium to prepay $80.0 million of the outstanding balance if the Acquisition was consummated and $15.0 million if the Acquisition was not consummated by June 29, 2009. $15.0 million was paid in June 2009. If the Acquisition was consummated after June 29, 2009 Iridium was required to prepay the remaining $65.0 million upon the Acquisition; and (v) to amend the definition of “Change of Control” to apply to the post-acquisition public company. Upon the execution of the First Lien Amendment, Iridium prepaid $22.0 million of the outstanding balance under the first lien credit facility.

Pursuant to the Second Lien Amendment, Iridium and its requisite lenders agreed to, among other things: (i) increase the applicable margin for Eurodollar loans by 75 basis points to 9%; (ii) increase permitted capital expenditures for 2008 and 2009; (iii) permit distributions of up to $37.9 million to the members of Iridium in 2008; and (iv) amend the definition of “Change of Control” to apply to the post-Acquisition public company. As a result of the Acquisition, Iridium Communications Inc. assumed liability for the Credit Facility and paid all outstanding amounts under the Credit Facility on September 30, 2009, which resulted in the Credit Facility being no long in effect.

$10.0 million First Lien Revolving Credit Facility

The proceeds of the revolving credit facility may be used for general corporate purposes of Iridium. Iridium paid an up-front fee of 2% on the revolving facility ($0.2 million) and pays an annual unused facility fee of 0.5% on the available balance of the commitment on a quarterly basis. As of December 31, 2008, Iridium had not drawn any amounts under the revolving credit facility. Notwithstanding Iridium’s rights to access the credit facility, Iridium is subject to counterparty risk associated with future access to the revolving credit facility, as one of the counterparties to the revolving credit facility filed for bankruptcy during 2008. The revolving credit facility matured on July 27, 2009.

$98.0 million First Lien Tranche A Term Loan

The Tranche A term loan matures on June 30, 2010, and requires quarterly principal payment amounts ranging from $2.25 million to $9.75 million. Quarterly interest payments are also made. LIBOR, including the applicable margin of 5.00% and 4.25%, was 8.47% and 9.24% at December 31, 2008 and 2007, respectively. Iridium can prepay the First Lien Tranche A term loan in its entirety for par. At December 31, 2008 and 2007, the outstanding principal balance was $37.2 million and $63.9 million, respectively. As a result of the Acquisition, Iridium Communications Inc. assumed the loan and the outstanding balance was paid on September 30, 2009.

$62.0 million First Lien Tranche B Term Loan

The Tranche B term loan matures on July 27, 2011, and requires quarterly principal payment amounts starting on September 30, 2010 in the amount of $14.9 million. Quarterly interest payments are also made. LIBOR including the applicable margin of 5.00% and 4.25%, was 8.47% and 9.24% at December 31, 2008 and 2007, respectively. Iridium can prepay the First Lien Tranche B term loan in its entirety at par. At December 31, 2008 and 2007, the outstanding balance was $59.7 million and $60.5 million, respectively. As a result of the Acquisition, Iridium Communications Inc. assumed the loan and the outstanding balance was paid on September 30, 2009.

$40.0 million Second Lien Term Loan

The Second Lien term loan matures on July 27, 2012, at which time the entire $40.0 million principal amount is due. LIBOR including the applicable margin of 9.00% and 8.25%, was 12.47% and 13.24% at December 31, 2008 and 2007, respectively. Iridium is required to make quarterly interest payments. The Second Lien term loan can be prepaid in its entirety at 101% through July 27, 2009, and at par thereafter. At December 31, 2008 and 2007, the outstanding balance was $40.0 million. As a result of the Acquisition, Iridium Communications Inc. assumed the loan and the outstanding balance was paid on September 30, 2009.

Commitments Under First and Second Lien Credit Facilities at December 31, 2008

As of December 31, 2008, the scheduled annual principal payments on the first and second lien credit agreements for each of the following four years were as follows (in thousands):

2009	$30,379
2010	39,969
2011	26,572
2012	40,000

$136,920

Interest payable associated with the Credit Facility was $2.4 million and $2.9 million (included in accrued expenses and other current liabilities in the consolidated balance sheet) as of December 31, 2008 and 2007, respectively.

Deferred financing costs associated with the Credit Facility were $4.4 million and $5.2 million (included in deferred financing costs and other assets in the consolidated balance sheet) as of December 31, 2008 and 2007, respectively.

As a result of the Acquisition, Iridium Communications Inc. assumed the Credit Facility and the outstanding balance was paid on September 30, 2009.

7. Convertible Subordinated Note

In October 2008, Iridium issued to the Greenhill & Co. Europe Holdings Limited (the “Holder”), an affiliated company of GHQ, a $22.9 million 5% convertible subordinated note due October 2015. Interest accrues beginning in April 2009 and is payable if and when the principal balance is paid in full. Under certain circumstances as described below, the Note is convertible, at the option of the holder, into a number of Class A Units equal to the principal amount plus accrued and unpaid interest divided by the conversion price in effect at that time. The initial conversion price is $272.87, resulting in approximately 84,000 Class A Units due to the holder upon conversion of the Note. The conversion price is adjustable in certain circumstances, including as a result of Iridium issuing additional equity or equity-linked securities at an effective price less the conversion price then in effect.

The Note is convertible in full at the option of the Holder, at any time and from time to time beginning on the later of (a) October 24, 2009, and (b) the earlier of the occurrence of a defined Termination Event or the closing of the transactions contemplated by the Transaction Agreement (if notice of exercise of the right to convert is given at least one business day before such closing).

If the closing of the Acquisition occurs prior to October 24, 2009, and the Holder has not converted the Note prior to the earlier of (i) the closing of such transactions (unless notice of exercise of the right to convert has been given by the Holder) or (ii) the closing of a defined qualified initial public offering of Iridium’s equity securities, then the Holder’s right to convert terminates and Iridium has the right to redeem the note at an amount equal to the principal amount plus any accrued and unpaid interest.

The Holder may require, at its option, Iridium to repurchase the Note (i) upon a defined change in control of Iridium and (ii) in the event of a defined Termination Event occurring after January 31, 2013, at an amount equal to the principal amount plus any accrued and unpaid interest. The Note was converted into 1,995,629 shares of Iridium Communications Inc.’s common stock on October 24, 2009 and is no longer outstanding.

Deferred financing costs associated with the Note were $0.5 million (included in deferred financing costs and other assets in the accompanying consolidated balance sheet) at December 31, 2008.

8. Motorola Note Agreement

On December 11, 2000, Iridium entered into a Senior Subordinated Term Loan Agreement (the “Note Agreement”), pursuant to which Iridium borrowed $30 million from Motorola, as evidenced by a senior subordinated term note (“Motorola Note”) dated December 11, 2000. The principal amount of, and all interest accrued on, the Motorola Note, was paid in full on May 27, 2005. However, as detailed below, certain payment obligations survive this repayment.

Under the Note Agreement, Iridium is required to pay Motorola a commitment fee of $5.0 million upon the earlier of December 11, 2010, and the occurrence of a “trigger event.” A “trigger event” means the first to occur of: (a) the occurrence of a change of control (as defined in the Note Agreement), (b) the consummation of an initial public offering by Iridium Holdings or Iridium Satellite, or (c) the sale of all or a material portion of the assets of Iridium Holdings or Iridium Satellite. Iridium is accruing the commitment fee through December 2010 using the effective-interest method. As of December 31, 2008 and December 31, 2007, Iridium’s liability approximated $4.0 million and $3.5 million, respectively, and is included in the Motorola payable (see Note 3) in the accompanying consolidated balance sheets.

Additionally, in the event of a “distribution event,” Iridium is required to pay Motorola a loan success fee equal to the amount that a holder of Class B units in Iridium constituting 5% of the total number of issued and outstanding units (both Class A and B) would have received in the distribution event. A “distribution event” means the (i) direct or indirect (a) payment of any dividend or other distribution (in the form of cash or otherwise) in respect of the equity interests of Iridium or (b) purchase, conversion, redemption or other acquisition for value or otherwise by Iridium of any equity interest in Iridium or (ii) initial public or any secondary offering by Iridium Holdings or Iridium Satellite in which any holders of equity interests in Iridium are afforded the opportunity to participate as a selling equity holder in such offering. Iridium paid Motorola $2.2 million in loan success fees as required in the year ended December 31, 2008, and $0 in the 2009 Period and the year ended December 31, 2007 (see Note 11).

Finally, in addition to the above obligations, upon the first to occur of (a) any change of control (as defined in the Note Agreement) or (b) the sale of all or a material portion of Iridium Holdings or Iridium Satellite, Iridium is required to pay a cash amount equal to the lesser of (i) an amount to be determined based on a multiple of earnings before interest, taxes, depreciation, and amortization less capital contributions not returned to Class A Unit holders and the amount of the $5.0 million commitment fee discussed above which has been or is concurrently being paid and (ii) the value of the consideration that a holder of Class B Units in Iridium constituting 5% of the total number of issued and outstanding units (both Class A and B) would receive in the transaction. See Note 19 for information on Motorola’s compliant against Iridium in 2010.

9. Commitments and Contingencies

Supplier Purchase Commitments

Iridium entered into a manufacturing agreement with a supplier to manufacture subscriber equipment, which contains minimum monthly purchase requirements. As a result of customer demand for subscriber equipment, Iridium’s purchases have exceeded the monthly minimum requirement since inception. Iridium previously issued a $2.9 million letter of credit to the supplier as collateral for certain purchase commitments the supplier made on behalf of Iridium for component parts required. In 2008, Iridium and the supplier reached an agreement to release the $2.9 million letter of credit, which is no longer classified as restricted cash in Iridium’s balance sheet at December 31, 2008.

Unconditional purchase obligations for subscriber equipment and various goods and services totaled $22.5 million at December 31, 2008, and are expected to be fulfilled within one year.

Unconditional purchase obligations under the O&M Agreement totaled $250.3 million at December 31, 2008. Iridium expects to make annual cash payments of $50.1 million through December 31, 2013, in fulfillment of these purchase obligations.

In-Orbit Insurance

Due to various contractual requirements, Iridium is required to maintain an in-orbit insurance policy with a de-orbiting endorsement to cover potential claims relating to operating or de-orbiting the satellite constellation. The policy covers Iridium, Boeing as operator (see Note 4), Motorola (the original system architect and prior owner), Lehman Commercial Paper, Inc., contractors and subcontractors of the insured, the U.S. government and certain other sovereign nations.

The current policy has a one-year term, which expires December 12, 2009. The policy coverage is separated into Sections A and B. Liability limits for claims under each of Sections A and B are $500 million per occurrence and $1 billion in the aggregate. The deductible for claims is $250,000 per occurrence.

Section A coverage is currently in effect and covers risks in connection with in-orbit satellites. Section B coverage is effective once requested by Iridium (the “Attachment Date”) and covers risks in connection with a decommissioning of the satellite system. The term of the coverage under Section B is 12 months from the Attachment Date. The premium for Section B coverage is $2.5 million and is payable on or before the Attachment Date. As of December 31, 2008, Iridium had not requested Section B coverage since no decommissioning activities are currently anticipated.

The balance of the unamortized premium payment for Section A coverage is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. Iridium has not accrued for any deductible amounts related to either Section A or B of the policy as of December 31, 2008, since management believes that the likelihood of an occurrence is remote.

Operating Leases

Iridium leases land, office space, and office and computer equipment under noncancelable operating lease agreements. Most of the leases contain renewal options of 1 to 10 years. Iridium’s obligations under the current terms of these leases extend through 2016.

Additionally, several of Iridium’s leases contain clauses for rent escalation including but not limited to a pro-rata share of increased operating and real estate tax expenses. Rent expense is recognized pursuant to the existing accounting guidance, on a straight-line basis over the lease term.

Future minimum lease payments, by year and in the aggregate, under noncancelable operating leases at December 31, 2008, were as follows (in thousands):

Operating Lease

Years ending December 31,
2009	$1,763
2010	1,930
2011	1,973
2012	2,011
2013	1,744
Thereafter	1,960

$11,381

Rent expense for the 2009 Period and the years ended December 31, 2008 and 2007 was $1.4 million, $1.5 million, and $1.4 million, respectively. In 2008, the Company commenced the lease of a new corporate facility in Tempe, Arizona. The facility will be used primarily for administrative purposes and is approximately 25,500 square feet. The lease term will expire in March 2016.

Contingencies

From time to time, in the normal course of business, Iridium is party to various pending claims and lawsuits. Other than the Motorola action described in Note 19, Iridium is not aware of any such actions that Iridium would expect to have a material adverse impact on Iridium’s business, financial results or financial condition.

Iridium, a director, and a former officer were named as defendants in a lawsuit commenced in 2007 by a former member of Iridium’s Board of Directors (the “Plaintiff”). The lawsuit alleges, among other things, defamation and tortuous interference with the Plaintiff’s economic/business relationship with his principal, an investor in Iridium. These actions seek compensatory and other damages, and costs and expenses associated with the litigation. Iridium settled this claim in May 2009.

Iridium was named as a defendant in a lawsuit commenced in December 2008 by a vendor alleging copyright infringement by Iridium of certain software owned by the vendor. The lawsuit seeks (i) actual damages and any infringer’s profits of Iridium attributable to the alleged infringement, (ii) punitive damages, (iii) statutory damages, including certain enhanced damages based on Iridium’s alleged willful conduct (as an alternative to the damages specified in (i) and (ii) above), (iv) a permanent injunction, and (v) costs and attorney’s fees under applicable law. Iridium settled this claim in May 2009.

Iridium NEXT

Iridium has selected two contractors to participate in the final phase of its procurement process for Iridium NEXT. This final phase is expected to end with Iridium awarding a full-scale development agreement for Iridium NEXT to one prime contractor by mid-2009. The contractor not selected as the prime contractor will be paid a bonus payment if they have successfully completed all milestones and deliverables required under this phase of the contract. The potential bonus payments range from $0 to $10 million. As of December 31, 2008, Iridium has accrued $3.9 million in connection with this potential bonus payment.

10. Equity Based Compensation

Interests in Iridium Employee Holdings LLC

Iridium, in its role as manager of Iridium Employee Holdings LLC (“Iridium Employee Holdings”), has granted certain key employees equity interests in Iridium Employee Holdings. Iridium Employee Holdings was created solely to own certain Class B non-voting units of Iridium and has no other operations. Each interest in Iridium Employee Holdings represents and is equivalent to ownership of 15.484 Class B Units of Iridium. Interests in Iridium Employee Holdings generally vest over a three to five year period, and Iridium Employee Holdings is only required to make distributions with respect to vested portions thereof. If an employee terminates employment with Iridium, unvested interests are forfeited. Additionally, all interests fully vest in the event of a change in control of Iridium. With respect to some of the interests granted to employees, a designated threshold amount must be exceeded before employees become entitled to receive distributions with respect to their Iridium Employee Holdings equity interests (and all distributions are first applied (without regard to vesting) against the threshold amount until it has been fully satisfied). The Class B Units of Iridium held by Iridium Employee Holdings are subject to the same vesting and threshold amount provisions that apply to Iridium Employee Holdings equity interests granted to employees. As a result of the Acquisition, all interests were accelerated in vesting and converted into shares of Iridium Communications Inc.’s common stock and cash.

Interests in Employee Holdings LLC

In 2008, Iridium, in its role as manager of Employee Holdings LLC (“Employee Holdings”), granted certain executive-level employees equity interests in Employee Holdings. A total of 51,466 equity interests in Employee Holdings were issued as a result of this grant. Employee Holdings was created solely to own certain Class B non-voting units of Iridium and has no other operations. Each interest in Employee Holdings is intended to represent and is equivalent to ownership of one Class B Unit of Iridium. Certain grants in Employee Holdings are fully vested on the date of grant; others vest over a three- to four-year period, in each case subject to the continued employment of the recipient. The equity interests in Employee Holdings contain restrictions on transfer and a right of first refusal and Employee Holdings has repurchase rights from the recipients in the event of a termination of service. Equity interests in Employee Holdings have a right to equivalent distributions to those paid to Class B Unit holders of Iridium, provided, however, that all such distributions are first applied toward the satisfaction of a designated threshold amount (without regard to vesting). Once the threshold amount is satisfied, distributions to holders of interests in Employee Holdings are paid with respect to vested portions of the grant and deferred with respect to unvested portions. If an employee terminates his employment with Iridium, unvested equity interests are forfeited. Additionally, equity interests fully vest in certain cases in the event of a change in control of Iridium and in other cases in the event of a termination of service as a result of such a change in control of Iridium. The Class B Units of Iridium held by Employee Holdings are subject to the same vesting and threshold amount provisions that apply to the Employee Holdings equity interests granted to employees. As a result of the Acquisition, all interests were accelerated in vesting and converted into shares of Iridium Communications Inc.’s common stock and cash.

Equity Compensation

During the 2009 Period and the years ended December 31, 2008, and 2007, Iridium recognized $2.6 million, $2.0 million, and $0.2 million, respectively, of equity-based compensation expense related to the interests granted to certain key employees. At December 31, 2008, there was $3.0 million of unrecognized compensation expense related to non-vested equity-based compensation awards that was to be recognized over a weighted-average period of approximately one year.

The following schedule provides a summary of Iridium’s nonvested Class B Units at September 29, 2009 and changes during the 2009 Period:

	Nonvested Class B Units	Wtd. Avg. Grant Date Fair Value Per Unit
Nonvested Class B Units at December 31, 2008	41,023	$76.04
Vested	(41,023)	$76.04

	Nonvested Class B Units	Wtd. Avg. Grant Date Fair Value Per Unit
Nonvested Class B Units at September 29, 2009	—	$ —

As a result of the Acquisition, certain employee share-based awards and certain other employee benefits were automatically accelerated in vesting. The acceleration resulted in $3.8 million being expensed in the 2009 Period. As of September 29, 2009, the closing date of the Acquisition, there were no equity based awards outstanding.

Profits Interests

Iridium has granted certain key executives and non-employee members of Iridium’s board of directors’ (the “Board”) cash payment rights, or “profits interests.” These interests do not give the holder any equity ownership interest in Iridium, but are intended to convey to the holder an economic interest similar to the appreciation in value of Class B Units in Iridium. Certain profits interest grants were fully vested at the date of grant, others vest over a three to four year period, in each case subject to the continued employment or Board service of the recipient. The profits interests grants set forth a pro-rata threshold equity valuation of Iridium. All distributions received by Class B holders after the date of grant of the profits interests are aggregated, and once the pro-rata threshold value is exceeded, the recipient of the profits interests becomes entitled to receive, upon an applicable payment event, cash equal to the aggregate distributions he would have received if he had held Class B Units of Iridium from the date of grant of the profits interest through the date on which the applicable payment event occurs. Vested profits interest rights will remain outstanding following termination of employment or Board service and will become payable upon the earlier of a “change in control event,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder, or December 31, 2017 (at which time the profits interest rights will terminate).

During the 2009 Period and for the years ended December 31, 2008 and 2007, Iridium recognized $2.8 million, $0.9 million and $2.7 million, respectively, of compensation expense related to profits interests. As of December 31, 2007, there was approximately $6.0 million of unrecognized compensation expense related to nonvested profits interests awards that was to be recognized over a weighted-average period of approximately 2.6 years. As of December 31, 2008, there was $1.6 million of unrecognized compensation expense related to non-vested profits interests awards that was to be recognized over a weighted-average period of approximately 1.7 years. Iridium will re-measure its liabilities under these payment arrangements at each reporting date until the profits interests are terminated or otherwise settled. The liability balance for profits interests was $1.9 million and $2.5 million at December 31, 2008 and 2007, respectively. As a result of the Acquisition, certain employee share-based awards and certain other employee benefits were automatically accelerated in vesting and full payment of this profits interests was made. As of September 29, 2009, the closing date of the Acquisition, there were no grants of profits interests outstanding.

In 2008, in consideration for terminating their profits interests awards, certain employees received grants in Employee Holdings, as discussed above, and two non-employee Board members received grants of Class B units in Iridium (which units are only entitled to receive distributions from Iridium once such distributions exceed a designated threshold amount and are subject to forfeiture if the Board member voluntarily resigns or is removed from the Board before the expiration of his then current term). As a result, the corresponding “profits interests” liability of $1.7 million was reclassified to members’ deficit during 2008.

11. Members’ Equity

Classes of Membership Units

Pursuant to the LLC Agreement, the members’ interests in Iridium are divided into Class A and Class B Units. There are 1,083,872 Class A Units outstanding and 518,012 Class B Units outstanding at December 31, 2008. As a result of the Acquisition, Class A and Class B Units were converted into common stock of Iridium Communications Inc.

A description of each of the classes of membership units follows:

Class A Units—All voting rights of the members are vested in the Class A Units. Class A members whose agreed capital commitments were at least $10.0 million or $20.0 million are entitled to appoint, remove, or replace one or two directors to the Board, respectively. Those directors designated by a Class A member who is not in default of its obligations to make capital contributions or provide credit enhancements for the benefit of Iridium are entitled to cast, in the aggregate, such number of votes as equals the member’s agreed capital commitment divided by $10.0 million, rounded down to the nearest whole number, allocated among the directors (if such member has appointed more than one) as the member may specify. In addition, the current Chairman of Iridium is entitled to cast one vote.

The Class A members may manage Iridium only through their designated directors and have no authority in their capacity as members to act on behalf of or bind Iridium. The Board may issue additional Class A Units, but the Class A members have the preemptive right to participate unless such offering involves a business acquisition or combination. To the extent a Class A member declines to exercise its preemptive right, the other Class A members succeed to such right on a proportionate basis. In addition, Class A members have a right of first refusal on proposed sales of both Class A and Class B Units by other members.

Each Class A member has the right to receive the return of its capital contributions before any distributions are made to Class B members. As of December 31, 2008, all capital contributions had been repaid to Class A members.

Class B Units— Pursuant to the LLC Agreement, members holding Class B Units have rights that expressly exclude any right to vote for or appoint directors. Additionally, Class B members receive no distributions until such time as the Class A members have received the return of their full capital contributions. Distributions to certain Class B members are also subject to limitations regarding vesting conditions and satisfaction of threshold amounts (see Note 10). The Board may issue additional Class B Units provided, however, that without the approval of two-thirds of the number of votes entitled to be cast by the directors, the number of Class B Units issued or reserved for issuance may not exceed a certain percentage of the total number of Class A Units and Class B Units then issued or reserved for issuance.

Allocation of Profits and Losses

The LLC Agreement provides that Iridium profits or losses for any fiscal year will be allocated among the members as follows: For losses (i) to each of the members to the extent of (1) the aggregate amount of profit allocated to such member for prior fiscal years reduced by (2) the aggregate amount of loss allocated to such member in prior fiscal years, in proportion to the aggregate net profit for prior years of all the members then, (ii) to each of the members having a positive capital account balance to the extent of and in proportion to such balances, thereafter, (iii) in accordance with the members’ respective percentage interests. For profits, (i) to each of the members to the extent of (1) the aggregate amount of losses allocated to such member in prior fiscal years reduced by (2) the aggregate amount of profit allocated to such member in prior fiscal years in proportion to the aggregate net loss for prior years of all the members, thereafter (ii) in accordance with the members’ respective percentage interests.

Distributions

The Board determines available cash flow for distribution, but any such distribution may be made only in accordance with the following priorities: (i) to return to the Class A members their capital contributions not previously returned in proportion to the aggregate amount then remaining unreturned, then (ii) after the capital contributions of the Class A members have been returned in full, to all of the members in accordance with their respective percentage interests.

It is Iridium’s intent to distribute to all of the members such amounts as the Board from time to time determines are necessary to defray the federal, state, and local income tax liabilities incurred by the members as a result of including in their gross income their distributive share of Iridium’s income and gain. However, Iridium’s Credit Facility (see Note 6) contains covenants that restrict the amount of distributions Iridium can make to its members.

The net proceeds of a liquidation of Iridium’s assets and properties in connection with the winding up of Iridium are applied as follows: (i) payment of the debts and liabilities of Iridium (including those owed to members) and the expenses of liquidation; (ii) setting up of such reserves as the person charged with winding up Iridium’s affairs may reasonably deem necessary for any contingent liabilities or obligations. The balance of such reserves, if any, shall be distributed to the members in the priority set forth above.

No distribution was made to Class A or B members in the 2009 Period or in 2007. In 2008, Iridium made distributions of $41.8 million to Class A and B members on a pro-rata basis.

Transfer of Interests

Except for a transfer to an affiliate, no member has the right to transfer all or any part of such member’s units in Iridium, and no transferee is entitled to become a substituted member or to exercise any of the rights of a member, except with the consent of two-thirds of the total number of votes entitled to be cast by all of the directors of Iridium.

Indemnification

The LLC Agreement provides that Iridium will indemnify its members, officers, directors and employees for liability and expenses incurred by any such person to the fullest extent permitted by law for actions taken in good faith on behalf of

Iridium if such actions were reasonably believed to be within the scope of authority conferred to the person by Iridium or in accordance with the LLC Agreement.

Issuance/Forfeitures of Class B Units

During the year ended December 31, 2007, Iridium issued (subject to vesting requirements) an additional 15,390 Class B Units for the benefit of management personnel (representing 1.0% of the total outstanding units of Iridium at December 31, 2007). A member of Employee Holdings left Iridium during 2007 forfeiting an equivalent of 1,539 unvested units in Iridium (representing 0.1% of the total outstanding units of Iridium at December 31, 2007).

During the year ended December 31, 2008 Iridium issued (subject to vesting requirements) an additional 59,382 Class B Units (representing 3.71% of the total outstanding units of Iridium at December 31, 2008). The Class B Units were issued in exchange for certain profits interest awards that were held by key executives and members of the Board. The exchange resulted in canceling the majority of outstanding profits interest awards and the issuance of Class B Units in return. The economic interest of the canceled profits interest awards are consistent with the replacement Class B Units.

During the 2009 Period, no Class B Units were issued.

Class B Units issued to key executives and members of the board are typically subject to designated threshold amounts. Distributions are first applied toward the satisfaction of the designated threshold (without regard to vesting). Once the threshold amount is satisfied, distributions are paid with respect to the vested portions of the grant. Designated thresholds vary by grant and are up to $4.3 million.

Class B units granted to directors are subject to forfeiture if the director voluntarily resigns or is removed from the Board before the expiration of his then current term. As a result of a director voluntarily resigning from the Board in February 2009, 3,958 Class B units were forfeited.

12. Segments, Significant Customers, Supplier, and Service Providers and Geographic Information

Iridium operates in one segment, providing global satellite communication services and products.

Iridium derived approximately 23%, 21% and 22% of its total revenue during the 2009 Period and for the years ended December 31, 2008 and 2007, respectively, from agencies of the U.S. government. Such agencies also accounted for approximately 29% and 41% of Iridium’s accounts receivable balances at December 31, 2008 and 2007, respectively. Iridium’s two largest commercial customers accounted for 23%, 28% and 25% of total revenue for the 2009 Period and for the years ended December 31, 2008 and 2007, respectively. The two largest commercial customers accounted for approximately 24% and 20% of Iridium’s accounts receivable balances at December 31, 2008 and 2007, respectively.

Iridium acquires subscriber equipment primarily from one manufacturer. Should events or circumstances prevent the manufacturer from producing the equipment, Iridium’s business could be adversely affected until Iridium is able to move production to other facilities of the manufacturer or secure a replacement manufacturer.

A significant portion of Iridium’s satellite operations and maintenance services are provided by Boeing. Should events or circumstances prevent Boeing from providing these services, Iridium’s business could be adversely affected until Iridium is able to assume operations and maintenance responsibilities or secure a replacement service provider.

Property and equipment, net of accumulated depreciation by geographic area, were as follows:

	December 31, 2008	December 31, 2007
	(In thousands)
United States	$44,332	$38,486
Satellites in orbit	16,547	19,820
All others (1)	2,211	1,653

	$63,090	$59,959

(1)	All others primarily includes subscriber equipment in international waters.

Revenue by geographic area was as follows:

	For the 2009 Period	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
	(In thousands)
United States	$115,901	$155,923	$125,251
Canada	37,087	55,271	44,211
United Kingdom	23,461	25,516	20,951
Other countries (1)	66,502	84,234	70,488

	$242,951	$320,944	$260,901

(1)	No one other country represented more than 10% of revenue for any of the periods presented.

Revenue is attributed to geographic area based on the billing address of the distributor. Service location and the billing address are often not the same. Iridium’s distributors sell services directly or indirectly to end-users, who may be located or use Iridium’s products and services elsewhere. Iridium cannot provide the geographical distribution of end-users because it does not contract directly with them. Iridium does not have significant foreign exchange risk on sales, as nearly all invoices are denominated in United States dollars.

13. Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability that assumes an orderly transaction in the most advantageous market at the measurement date. U.S. GAAP establishes a hierarchal disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets;

•

Level 2, defined as observable inputs other than Level 1 prices such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

At December 31, 2008, all of Iridium’s financial and non-financial assets and liabilities were measured using either Level 1 or Level 2 inputs.

Financial Assets and Liabilities

The following table summarizes information about Iridium’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2008 and 2007:

		Fair Value Measurements at December 31, 2008 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Restricted cash	$15,520	$15,520	$—	$—
Interest rate swaps	(3,588)	—	(3,588)	—
Foreign currency exchange contracts	(1,082)	—	(1,082)	—

	$10,850	$15,520	$(4,670)	$—

		Fair Value Measurements at December 31, 2007 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Restricted cash	$18,420	$18,420	$—	$—
Interest rate swaps	(3,737)	—	(3,737)	—

	Fair Value Measurements at December 31, 2007 Using
Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(In Thousands)
$14,683	$18,420	$(3,737)	$—

Cash, Cash Equivalents and Restricted Cash

All cash and cash equivalents were recorded at fair value at December 31, 2008 and 2007. The inputs used in measuring the fair value of these instruments were considered to be Level 1 in accordance with the fair value hierarchy. The fair values were based on period-end statements supplied by the various banks and brokers that held the majority of Iridium’s funds deposited in institutional money market mutual funds (for overnight sweep account funds) and the remainder held in regular interest bearing and non-interest bearing depository accounts and certificates of deposits with commercial banks.

Short-term Financial Instruments

The fair values of short-term financial instruments (primarily cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities) approximate their carrying values because of their short-term nature.

Credit Facilities

The fair values of the credit facilities at December 31, 2008 were 88% of the carrying values for each of the First Lien Tranche A, the First Lien Tranche B and the second lien.

Convertible Subordinated Note

Iridium has determined that it is not practicable to estimate the fair value of the Note at December 31, 2008 due to the lack of quoted market prices. Iridium was unable to identify any similar instruments in the market place and the Note is carried at face amount. In the 2009 Period, Iridium obtained a third party valuation on the Note and the fair value of the Note was $19.3 million at the close of the Acquisition. The Note was converted into 1,995,629 shares of Iridium Communications Inc.’s common stock on October 24, 2009.

Interest Rate Swaps

Iridium accounts for its interest rate swaps on the balance sheet at their respective fair values. As required by Iridium’s credit facilities, management executed four pay-fixed receive-variable interest rate swaps in 2006, all of which were settled on or before September 29, 2009. Iridium hedged $86.0 million of variable interest rate debt as of December 31, 2008 and $146.0 million as of December 31, 2007. The interest rate swaps were designated as cash flow hedges. The objective for holding these instruments was to manage variable interest rate risk related to Iridium’s $210.0 million credit facilities, by synthetically converting a portion of the variable rate risk to fixed rate interest rate risk. The swaps were structured so that Iridium would pay a fixed rate of interest and receive a variable interest payment, which, to the extent hedged, should offset the variable interest that was being paid on its debt.

The principal market in which Iridium executes interest rate swap contracts is the retail market. For recognizing the most appropriate value, the highest and best use of Iridium’s derivatives are measured using an in-exchange valuation premise that considers the assumptions that market participants would use in pricing the derivatives. Iridium has elected to use the income approach to value the derivatives, using observable Level 2 market expectations at the measurement date and standard valuation techniques to convert future amounts to a single present amount (discounted) assuming that participants are motivated, but not compelled to transact. Level 2 inputs for the swap valuations are limited to quoted prices for similar assets or liabilities in active markets (specifically futures contracts on LIBOR for the first two years) and inputs other than quoted prices that are observable for the asset or liability (specifically LIBOR cash and swap rates, and credit default swap rates at commonly quoted intervals).

Mid-market pricing is used as a practical expedient for fair value measurements. Key inputs, including the cash rates for very short term, futures rates for up to two years and LIBOR swap rates beyond the derivative maturity are compared to provide spot rates at resets specified by each swap as well as to discount those future cash flows to present value at the measurement date. Inputs are collected on the last market day of the period. The same rates used to compare the yield curve are used to discount the future cash flows. A credit default swap basis available at commonly quoted intervals is collected and applied to all cash flows when the swap is in an asset position pre-credit effect.

The variable interest rates on the swaps reset every quarter concurrent with the reset of the variable rate on the debt. The fixed rate will not change over the life of the swap. Each quarter-end, the swaps are measured against current interest rates to determine a fair market value. The fair market value is recorded on the balance sheet and the offset to the value, to the extent effective, is recorded in accumulated other comprehensive income. The effectiveness of the swaps in offsetting the gain or loss on the debt is assessed on a contract-by-contract basis quarterly, by regressing historical changes in the value of the swap against the historical change in value of the underlying debt. To establish a value for the underlying debt, a “hypothetical” derivative is created with terms that match the debt (e.g., notional amount, reset rates and terms, maturity) and which has a zero fair value at designation. Subsequent to the closing of the Acquisition, Iridium closed the outstanding interest rate swaps, which had no impact on the statements of income.

Foreign Currency Exchange Contracts

Iridium enters into foreign currency exchange contracts to mitigate foreign currency exposure on a product consulting service contract denominated in foreign currency. Given the variability of its purchase commitments and payment terms under the product consulting service contracts, Iridium has not elected hedge accounting for these foreign currency exchange contracts. Accordingly, the foreign currency exchange contracts are marked to market at each balance sheet date, with the changes in fair value being recognized as a current period gain or loss in the accompanying consolidated statements of income. The inputs used in measuring the fair value of these instruments are considered to be Level 2 in the fair value hierarchy. The fair market values are based on quoted market values for similar contracts.

Derivative Instruments and Hedging Activities

The following table summarizes the gross fair market value of all derivative instruments classified as liabilities (consisting of interest rate swaps and foreign currency exchange contracts) and their location in the accompanying consolidated balance sheet at December 31, 2008. Iridium did not hold derivative instruments classified as assets at December 31, 2008.

	Balance Sheet Location	Fair Value
		(In thousands)
Derivatives designated as hedging instruments:
Interest rate swaps	Accrued expenses and other current liabilities	$(3,588)

Total derivatives designated as hedging instruments		(3,588)

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Accrued expenses and other current liabilities	(1,082)

Total derivatives not designated as hedging instruments		(1,082)

Total derivatives		$(4,670)

The following table summarizes the effect of derivative instruments designated as cash flow hedges (interest rate swaps) on Iridium’s results of operations for the 2009 Period:

	For the 2009 Period
Derivatives in Cash Flow Hedging Relationships	Amount of Loss Recognized in OCI on Derivative (Effective Portion)	Location of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of Loss Recognized in Income on Derivative (Ineffective Portion)
			(In thousands)
Accumulated other comprehensive loss	$(295)	Interest expense	$(2,323)	Interest expense	$(10)

Total	$(295)		$(2,323)		$(10)

The following table summarizes the effect of derivative instruments not designated as hedges (foreign currency exchange contracts) on Iridium’s results of operations for the 2009 Period:

	For the 2009 Period
Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
	(In thousands)
Foreign currency exchange contracts	Other income	$298

Total		$298

14. Employee Benefit Plan

Iridium sponsors a defined-contribution 401(k) retirement plan (“Plan”) that covers all employees of Iridium. Employees are eligible to participate in the Plan on the first of the month following date of hire, and participants are 100% vested from the date of eligibility. Iridium matches employees’ contributions equal to 100% of the salary deferral contributions up to 5% of the employees’ compensation. Company-matching contributions to the Plan were $0.8 million, $0.8 million, and $0.6 million for the 2009 Period and for the years ended December 31, 2008 and 2007, respectively. Iridium pays all administrative fees related to the Plan.

15. Indemnification Agreement

Iridium Satellite, Boeing, Motorola and the U.S. government entered into an indemnification agreement, effective December 5, 2000, that provides, among other things, that: (a) Iridium Satellite will maintain satellite liability insurance (see Notes 4 and 9); (b) Boeing will maintain aviation and space liability insurance; and (c) Motorola will maintain aviation products – completed operations liability insurance. Pursuant to the indemnification agreement, the U.S. government may, in its sole discretion, require Iridium, Boeing or either of them to immediately de-orbit the Iridium satellites at no expense to the U.S. government upon the occurrence of certain enumerated events. However, management does not believe the U.S. government will exercise this right.

16. Related Party Transactions

A non-voting board member served on the Board of Directors of Iridium and was an employee of Wiley Rein LLP as of December 31, 2008 and through the date of the Acquisition in 2009. Wiley Rein LLP provides services to Iridium. For the 2009 Period, total fees paid to Wiley Rein LLP were $2.2 million. As of December 31, 2008, the amount owed to Wiley Rein LLP was $0.3 million.

17. Earnings Per Unit Attributable to Class A Units

Basic earnings per unit is calculated by dividing net income attributable to Class A Unit holders by the weighted average of the Class A Units outstanding for the period. Net income attributable to Class A Unit holders gives effect to the net income allocable to Class B Unit holders as if such net income was distributed in the applicable period pursuant to the terms of the LLC Agreement. Diluted earnings per Class A Unit takes into account the conversion of the Note when such effect is dilutive.

	For the 2009 Period	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
	(In thousands except per unit data)
Numerator:
Net income	$53,284	$53,879	$43,773
Adjustments for Class B Units earnings participation	(17,141)	(17,423)	(12,947)

Net income attributable to Class A Units, basic	36,143	36,456	30,826
Adjustment for interest on Note	936	208	—

Net income attributable to Class A Units, diluted	$37,079	$36,664	$30,826

Denominator:
Weighted-average Class A Units outstanding, basic	1,084	1,084	1,084

	For the 2009 Period	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
	(In thousands except per unit data)
Units from assumed conversion of Note	84	14	—

Weighted-average Class A Units outstanding, diluted	1,168	1,098	1,084

Earnings per unit:
Basic	$33.34	$33.63	$28.44
Diluted	$31.75	$33.40	$28.44

18. Selected Quarterly Information (Unaudited)

	For the 2009 Period
	Quarter Ended March 31, 2009	Quarter Ended June 30, 2009	For the Period from July 1, 2009 to September 29, 2009
	(In thousands)
Total revenue	$75,789	$82,705	$84,457
Operating profit	$14,425	$32,663	$18,355
Net income	$9,718	$28,600	$14,966
Net income attributable to Class A Units	$6,592	$19,399	$10,152
Earnings per unit - basic	$6.08	$17.90	$9.37
Earnings per unit - diluted	$5.91	$16.88	$8.96

	For the Year Ended December 31, 2008
	Quarter Ended March 31, 2008	Quarter Ended June 30, 2008	Quarter Ended September 30, 2008	Quarter Ended December 31, 2008
	(In thousands)
Total revenue	$74,300	$81,678	$88,213	$76,753
Operating profit	$21,462	$22,893	$21,699	$9,065
Net income	$16,722	$18,676	$16,937	$1,544
Net income attributable to Class A Units	$11,314	$12,637	$11,461	$1,044
Earnings per unit - basic	$10.44	$11.66	$10.57	$0.96
Earnings per unit - diluted	$10.44	$11.66	$10.57	$0.96

The sum of the per unit amounts do not equal the annual amounts due to changes in the number of weighted average units outstanding during the year.

Iridium’s results of operations are subject to seasonal usage changes for its commercial customers. April through October are typically the peak months for commercial voice service revenue and related subscriber equipment sales. Iridium’s U.S. government revenue and commercial M2M revenue are less subject to seasonal usage changes.

19. Subsequent Events

Iridium Communications Inc. assumed and paid all outstanding amounts for Iridium’s first and second lien credit facilities on September 30, 2009, following the Acquisition on September 29, 2009. The Note was converted into 1,995,629 shares of Iridium Communications Inc.’s common stock on October 24, 2009 and is no longer outstanding.

On February 9, 2010, Motorola filed a complaint against Iridium to seek recovery of the commitment fee (see Note 3) and the loan success fee under the Note Agreement (see Note 8) in an aggregate amount they allege is at least $24.7 million. However, the outcome of such complaint is uncertain; therefore, an estimate of the contingency cannot be made at this time.

Item 15.	Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this Form 8-K:

(1) Financial Statements

The following documents are included in; Exhibit 99.1, Item 8. of this Form 8-K: